______________________________________________________

STOCK PURCHASE AGREEMENT
by and among
CLEAN HARBORS, INC.,
LJ ENERGY SERVICES HOLDINGS LLC,
and
LJ ENERGY SERVICES INTERMEDIATE HOLDING CORP.
Dated August 3, 2021
______________________________________________________
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i
968037.12

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Exhibits
Exhibit A        Net Working Capital Example
Exhibit B        Escrow Agreement

Disclosure Schedules

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INDEX OF DEFINED TERMS

280G Approval	44	Current Policies	41
280G Shareholder Vote	44	D&O Indemnified Persons	41
Accounting Firm	15	Debt Commitment Letter	38
Accounting Principles	1	Debt Financing	38
Acquisition Engagement	57	Disclosure Schedules	17
Acquisition Proposal	35	Domestic Subsidiaries	3
Actual Adjustment	1	Employee Benefit Plan	3
Adjustment Escrow Account	1	Enforceability Exceptions	4
Adjustment Escrow Amount	1	Environmental Laws	4
Affiliate	1	Environmental Permits	22
Agreement	2	ERISA	4
Assets	2	Escrow Agent	4
Audited Financial Statements	2	Escrow Agreement	4
Balance Sheet	2	Estimated Closing Cash and Cash Equivalents	13
Base Purchase Price	13	Estimated Closing Indebtedness	13
Broker	2	Estimated Closing Statement	14
Business Day	2	Estimated Negative NWC Adjustment	4
Buyer	1	Estimated Net Working Capital	13
Buyer Fundamental Representations	2	Estimated Positive NWC Adjustment	4
Buyer Payments	44	Estimated Purchase Price	4
Buyer Plans	40	Estimated Seller Expenses	13
Clean Team Agreement	2	Final Statement of Purchase Price	16
Clients	57	Financial Statements	4
Closing	13	Financing Source Parties	4
Closing Cash and Cash Equivalents	2	Financing Sources	38
Closing Date	13	Fraud	5
Closing Indebtedness	3	GAAP	5
Code	3	Governmental Authority	5
Company	1	Group Companies	5
Company Engagement(s)	57	Group Company	5
Company Fundamental Representations	3	Hazardous Substances	5
Company Owned IP	3	HSR Act	5
Company’s Knowledge	3	Indebtedness	6
Competition Filing Fees	36	Independent Contractors	23
Competition Laws	3	Intellectual Property	6
Confidentiality Agreement	32	Law	7
Contracts	25	Lease	27
Copyright	3	Leased Property	27
Counsel	57	Liabilities	20

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Lien	7	Released Parties	50
Lower Reference Amount	7	Releasing Parties	50
Management Agreement	7	Representatives	10
Material Adverse Effect	7	Schedule	17
Negative NWC Adjustment	8	Seller	1
Net Working Capital	8	Seller Expenses	10
Net Working Capital Example	8	Seller Fundamental Representations	11
Nonparty Affiliates	56	Software	11
Order	8	Stock	1
Ordinary Course	8	Subsidiary(ies)	11
Organizational Documents	9	Supporting Materials	15
Outside Date	47	Tail Policy	41
Owned Real Property	27	Tax	11
Parties	1	Tax Return	11
Party	1	Terminating Buyer Breach	48
Patent	9	Terminating Company Breach	48
Patriot Act	9	Termination Fee	49
Pay-Off Letters	14	Third Party Intellectual Property	11
Permitted Liens	9	Top Customer	11
Person	10	Top Supplier	11
Personnel	10	Trade Secrets	12
Positive NWC Adjustment	10	Trademarks	12
Pre-Closing Tax Period	10	Transaction	1
Pre-Closing Tax Return	10	Transaction Bonuses	34
Proposed Closing Date Calculations	15	Transfer Taxes	12
Proposed Closing Date Statement of Net Working Capital	14	Unaudited Financial Statements	12
Proposed Purchase Price Calculation	15	Upper Reference Amount	12
Purchase Price	13	Waived 280G Benefits	44
Purchase Price Dispute Notice	15	WARN Act	44
Reference Amount	10	Work Product	12

v
968037.12

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated August 3, 2021, by and among Clean Harbors, Inc., a Massachusetts corporation (“Buyer”), LJ Energy Services Holdings LLC, a Delaware limited liability company (the “Seller”), and LJ Energy Services Intermediate Holding Corp., a Delaware corporation (the “Company” and with Buyer and the Seller, each a “Party” and collectively, the “Parties”).
Background
A.    The Seller owns all of the issued and outstanding stock (the “Stock”) of the Company.
B.    The Seller wishes to sell to Buyer and Buyer wishes to purchase from the Seller the Stock in exchange for the payment of the Purchase Price at the Closing, upon the terms and subject to the conditions hereinafter set forth (the “Transaction”).
Terms
In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Principles” shall mean the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Unaudited Financial Statements, but not taking into account any changes in circumstances or events occurring on or after the Closing Date.
“Actual Adjustment” shall mean the Purchase Price as set forth on the Final Statement of Purchase Price minus the Estimated Purchase Price.
“Adjustment Escrow Account” shall mean the account into which the Adjustment Escrow Amount is deposited and held by the Escrow Agent.
“Adjustment Escrow Amount” shall mean Five Million Dollars ($5,000,000).
“Affiliate” shall mean, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of

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affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, (a) from and after the Closing, (i) none of the Group Companies shall be considered an Affiliate of the Seller or any of its Affiliates, and (ii)  neither the Seller nor any of its Affiliates shall be considered an Affiliate of any of the Group Companies; and (b) neither the Seller nor any of its Affiliates shall be considered an Affiliate of any portfolio company (as such term is commonly understood in the private equity industry) of, or investment fund affiliated with, Buyer, nor shall any portfolio company (as such term is commonly understood in the private equity industry) of, or investment fund affiliated with, Buyer be considered an Affiliate of any of the Seller or any of its Affiliates.
“Agreement” shall mean this Stock Purchase Agreement, by and among the Parties, as amended, supplemented and modified after the date hereof.
“Assets” shall mean all of the assets and properties of every kind which are owned by a Group Company and are used in the operation of the business in the Ordinary Course by the Group Companies.
“Audited Financial Statements” shall mean, collectively, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related statements of income (loss) and comprehensive income (loss), stockholders’ equity and cash flows for the fiscal years ended on such dates.
“Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2021.
“Broker” shall mean Moelis & Company LLC.
“Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer set forth Section 5.1, Section 5.2 and Section 5.7.
“Clean Team Agreement” shall mean the Clean Team Nondisclosure Agreement, dated July 17, 2021, among the Parties and the Clean Team Participants (as defined in such agreement).
“Closing Cash and Cash Equivalents” shall mean the sum of the fair market value (expressed in United States dollars using the exchange rate reported in The Wall Street Journal on the Closing Date) of all cash and cash equivalents of any kind (including all cash in bank accounts and cash on hand, restricted cash, cash on deposit, cash deposited with third parties and cash posted for bonds or with respect to escrows) of the Group Companies as of

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12:01 a.m., Eastern time, on the Closing Date. Cash or cash equivalents received through 12:01 a.m., Eastern time, on the Closing Date (including cash in transit, such as wires or checks received through 12:01 a.m., Eastern time, on the Closing Date in any of the Group Companies’ bank accounts or lockbox accounts on the Closing Date or otherwise received, or other items otherwise convertible into cash, in each case, through 12:01 a.m., Eastern time, on the Closing Date) shall be included as Closing Cash and Cash Equivalents. Closing Cash and Cash Equivalents shall not include any cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of the Group Companies solely as a result of the Transaction.
“Closing Indebtedness” shall mean, without duplication, Indebtedness of the Group Companies outstanding and unpaid immediately prior to the Closing, excluding any indemnification or contingent obligations not then owing under any Indebtedness.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.5 and Section 4.20.
“Company’s Knowledge” shall mean, with respect to any Person, such Person’s actual knowledge or knowledge such Person would have had after inquiry to such Person’s direct reports; provided, that in the case of the Group Companies, such knowledge shall be the actual knowledge of Brad Clark and Judy Shields after inquiry by Brad Clark of his direct reports and by Judy Shields of her direct reports.
“Company Owned IP” shall mean all Intellectual Property that a Group Company owns or purports to own.
“Competition Laws” shall mean the HSR Act, the Federal Trade Commission Act, the Clayton Antitrust Act and the Sherman Antitrust Act and any foreign antitrust or competition Law.
“Copyright” shall mean all works of authorship (whether or not published), copyrights, designs and mask works and registrations (and any similar rights) and applications therefor.
“Deferred FICA Liabilities” shall mean any remaining and unpaid employer portion of tax liabilities under the Federal Insurance Contributions Act which were or are payable for 2020 but were and are allowed to be deferred for payment until 2021 and 2022 in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020.
“Domestic Subsidiaries” shall mean those of the Group Companies that are organized under the Laws of a United States jurisdiction.
“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other bonus, stock option, stock purchase,

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restricted stock, pension, deferred compensation, supplemental retirement, employment, severance and other similar fringe or employee benefit plans, programs or arrangements currently maintained, sponsored or contributed to by the Group Companies, except that the term “Employee Benefit Plan” shall not include any statutory plans with which any Group Company is required to comply, including the Canada Pension Plan, Quebec Pension Plan and plans administered pursuant to applicable provincial heal tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation.
“Enforceability Exceptions” shall mean applicable bankruptcy, insolvency, reorganization, moratorium or other similar existing or future Laws relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies, including specific performance and injunctive and other forms of equitable relief.
“Environmental Laws” shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of Law concerning pollution or from exposure to Hazardous Substances as such requirements are enacted and in effect on or prior to the Closing Date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” shall mean US Bank National Association.
“Escrow Agreement” shall mean the escrow agreement to be entered into on the Closing Date by and among Buyer, the Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B.
“Estimated Negative NWC Adjustment” shall mean the amount, if any, by which the Lower Reference Amount exceeds Estimated Net Working Capital.
“Estimated Positive NWC Adjustment” shall mean the amount, if any, by which Estimated Net Working Capital exceeds the Upper Reference Amount.
“Estimated Purchase Price” shall mean an amount equal to (a) the Base Purchase Price, plus (b) the Estimated Positive NWC Adjustment, if any, minus (c) the Estimated Negative NWC Adjustment, if any, plus (d) Estimated Closing Cash and Cash Equivalents, minus (e) Estimated Closing Indebtedness, minus (g) Estimated Seller Expenses to the extent expected to remain unpaid at Closing.
“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.
“Financing Source Parties” means the Financing Sources and each other Person (including, each agent and arranger) not a Party to this Agreement (together with each non-Party’s Affiliates and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such non-Party or non-Party Affiliate, and their

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respective successors and assigns) that has committed to provide or otherwise entered into agreements to provide the Debt Financing in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns.
“Fraud” shall mean an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) by the Seller with respect to the making of the representations and warranties set forth in Article III of this Agreement, by the Company with respect to the making of the representations and warranties set forth in Article IV of this Agreement, or by Buyer with respect to the making of the representations and warranties set forth in Article V of this Agreement, upon which there has been justifiable and actual reliance with no knowledge on the part of the Person asserting Fraud of the falsity of such representation or warranty; provided, that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Person to deceive and mislead the other Parties.
“GAAP” shall mean generally accepted accounting principles as in effect in the United States on the date of this Agreement and consistently applied by the Company.
“Governmental Authority” shall mean any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
“Group Companies” shall mean the Company and its Subsidiaries collectively.
“Group Company” shall mean any one of the Company and its Subsidiaries.
“Hazardous Substances” shall mean petroleum products, radioactive material, hazardous, acutely hazardous or toxic substance, material or constituent, or waste defined and regulated as such under any Environmental Laws.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” shall mean, collectively, with respect to the Group Companies, without duplication, the sum of all amounts owing by the Group Companies to repay in full amounts due under (i) all indebtedness for borrowed money of the Group Companies and all obligations evidenced by bonds, debentures, notes or other similar instruments, (ii) acceptance credit, letters of credit or similar facilities, in each case to the extent drawn, (iii) capital leases, (iv) obligations of third parties which are guaranteed by the assets of any of the Group Companies, (v) the lease buyout obligation relating to the operating leases listed on Schedule 1.1, (vi) the Deferred FICA Liabilities, and (vii) all guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, including, in each of the foregoing clauses (i) through (vi) above, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing, but excluding any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses payable in connection with any Indebtedness that will not become due, payable or paid (in each case, whether at maturity, acceleration or otherwise) in connection with or as a result of the Transaction (whether before or after the Closing). Notwithstanding the foregoing, none of the following obligations (nor any guarantee obligation in respect thereof) or any accrued and unpaid interest on any of the foregoing or any breakage costs, penalties, additional interest, premiums, fees or other costs and expenses associated with the prepayment or redemption of any of the foregoing shall constitute “Indebtedness”: (a) Indebtedness of any of the Group Companies owed to any other of the Group Companies; (b) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by any Person in the Ordinary Course against insufficient funds, or in respect of netting services, overdraft protections, the endorsement of instruments or otherwise in connection with customary deposit accounts; (c) Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance; take-or-pay obligations in supply arrangements; self-insurance obligations; performance, bid, surety, custom, utility and advance payment bonds or performance and completion guaranties (in each case to the extent entered into in the Ordinary Course); (d) Indebtedness in the form of obligations under indemnification, incentive, non-compete, consulting, deferred compensation, customary indemnification obligations to Buyer in connection with dispositions or divestitures, or other similar arrangements, in each case that are not incurred in connection with indebtedness for borrowed money; (e) any amounts included in the calculation of current liabilities in the Net Working Capital or the Seller Expenses, (f) any indebtedness, fees or expenses incurred by, on behalf of or at the direction of Buyer or any of its Affiliates in connection with the Transaction or otherwise relating to Buyer’s or any of its Affiliates’ financing, including obtaining any consent relating thereto, for the Transaction, or (g) any obligations under operating leases (except for the lease buyout obligation relating to the operating leases listed on Schedule 1.1).
“Intellectual Property” shall mean all intellectual property rights or similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, including (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) Software, and (f) any other intellectual property rights of any kind or nature.

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“Law” shall mean any federal, state, local or foreign law, statute, code, ordinance, rule or regulation applicable to the Group Companies.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, excluding any license in or to Intellectual Property owned by any of the Group Companies.
“Lower Reference Amount” shall mean Sixty Million Dollars ($60,000,000).
“Management Agreement” shall mean that certain Management Services and Fee Agreement, dated December 5, 2014, by and between Littlejohn & Co., LLC and PSC Industrial Holdings Corp.
“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that has had a material adverse effect on the financial condition or results of operations of the Group Companies taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect: (a) any failure by any of the Group Companies to meet any internal or published projections, forecasts, or revenue or earnings predictions (it being understood that the underlying causes of such failure, to the extent not otherwise excluded by this definition, may be taken into account in determining whether there has been a Material Adverse Effect; provided, however, that this clause (a) shall not be construed as implying that the Seller is making any representation or warranty hereunder with respect to any internal or published projections, forecasts or predictions); (b) any adverse change, effect, event, occurrence, state of facts or development related to the identity of Buyer, or resulting from, relating to or attributable to the announcement, pendency or consummation of the Transaction (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees) or as a result of, relating to or attributable to an act or omission taken or not taken at the request of Buyer; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from, relating to or attributable to conditions affecting (i) the industries in which any of the Group Companies participate (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Group Companies, including their customers and suppliers), (ii) national, regional, local, international or global economies or (iii) financial, banking or securities markets; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from, relating to or attributable to compliance with the terms of, or the taking of any action required or permitted by, this Agreement (including any change, effect, event, occurrence, state of facts or development resulting from, relating to or attributable to any Person’s actions taken in furtherance of or as a result of, relating to or attributable to the transactions and obligations contemplated in Section 5.4); (e) any adverse change, effect, event, occurrence, state of facts or development resulting from, relating to or attributable to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof; (f) any adverse change, effect, event, occurrence, state of facts or development resulting from, relating to or attributable to natural disasters or acts of nature, any

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epidemic, pandemic (including COVID-19 or any variant thereof), public health event, outbreak of disease or illness, national or international political or social conditions, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any of the foregoing existing or underway as of the date hereof or (g) the effect of any action taken by Buyer or any of its Affiliates with respect to the Transaction or with respect to the Group Companies; provided, that the exceptions in clauses (c), (e) and (f) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a materially disproportionate impact on the Group Companies, taken as a whole, relative to other Persons operating in the industries in which the Group Companies operate. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
“Negative NWC Adjustment” shall mean the amount, if any, by which the Lower Reference Amount exceeds Net Working Capital.
“Net Working Capital” shall mean an amount equal to the current assets of the Group Companies minus the current liabilities of the Group Companies, in each case, including only those asset and liability accounts and components thereof included in the Net Working Capital Example (and excluding any asset or liability accounts or components thereof excluded from the calculation of Net Working Capital in the Net Working Capital Example) and, in each case, as determined in accordance with the Accounting Principles. For the avoidance of doubt, “Net Working Capital” shall not include any amounts reflected in Closing Cash and Cash Equivalents, Closing Indebtedness or Seller Expenses.
“Net Working Capital Example” shall mean, the Net Working Capital as of May 31, 2021, prepared in accordance with the Accounting Principles and as set forth on Exhibit A.
“Order” shall mean any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court of any Governmental Authority.
“Ordinary Course” shall mean, when used with reference to any of the Group Companies, the ordinary course of its business, consistent with past practices of such Group Company, except for such actions taken or changes in business and operations in response to the COVID-19 pandemic or epidemic, pandemic (including COVID-19 or any variant thereof) or any other public health event, outbreak of disease or illness (including as may be required by applicable Law, or any Order, guidance, guideline or best practice of or provided by any Governmental Authority or as may be reasonably necessary to protect health and safety) and provided, for the avoidance of doubt, that any actions undertaken by, on behalf of or affecting any of the Group Companies to mitigate or respond to (or attempt to mitigate or respond to) the risks associated with COVID-19 and the COVID-19 pandemic, or any other public health event, outbreak of disease or illness, shall be deemed to be in the “Ordinary Course” for all purposes of this Agreement.

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“Organizational Documents” shall mean, with respect to any Person (other than a natural person): the certificate or articles of incorporation, formation or association; the operating agreement; or bylaws (or similar charter, formation or governing documents of such Person).
“Patent” shall mean a patent or application for a patent, including any continuation, divisional, continuation-in-part or reissue of a patent application or any resulting patent, industrial design registrations and applications, design rights and inventions.
“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006).
“Permitted Liens” shall mean (a) Liens that secure obligations reflected as liabilities in any Financial Statements (or the existence of which is referred to in the notes accompanying any Financial Statements) and any other Liens reflected or reserved against or otherwise disclosed in the balance sheet that is a part of the Unaudited Financial Statements, (b) statutory, common law and contractual landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course, (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (d) with respect to real property, (i) easements, quasi-easements, encroachments, encumbrances, licenses, covenants, rights-of-way, rights of re-entry, conditions or other similar restrictions, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the business of the Group Companies, (ii) zoning, building, subdivision or land use Law or Environmental Laws, regulations or other similar requirements or restrictions which are not violated in any material respect by the current use and operation of the applicable real property, (iii) statutory, common law and contractual landlord’s Liens, rights of distress or other similar Liens under any Leases pursuant to which the Group Companies are lessees, (iv) any and all service contracts and similar agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto, and (v) encroachments, encumbrances, and Liens that would be shown on a true and accurate survey of such real property; (e) Liens incurred in the Ordinary Course that would not have a Material Adverse Effect, (f) with respect to Leased Property, Liens created, suffered or permitted by the superior lessor(s) with respect thereto in connection with the business of the Group Companies as currently conducted, (g) leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) set forth in any Schedule and all Liens registered under the Uniform Commercial Code as adopted in any particular, state or similar legislation in other jurisdictions in respect thereof, (h) Liens to lenders incurred in deposits made in the Ordinary Course in connection with maintaining bank accounts, (i) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (j) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (k) Liens of record, (l) Liens created by this

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Agreement, or in connection with the Transaction by Buyer, (m) Liens in connection with the Indebtedness, (n) preemptive rights, subscription rights, transfer restrictions, rights of first refusal or offer, and other similar restrictions set forth in the organizational documents of the issuer of the applicable securities, (o) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws, (p) Liens created by or through Buyer or any of its Affiliates, (q) non-exclusive licenses or other non-exclusive rights to use Intellectual Property granted by any Group Company in the Ordinary Course and (r) any Lien listed on Schedule 1.2.
“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
“Personnel” shall mean all former and current employees of, as well as consultants and independent contractors retained by, a Group Company.
“Positive NWC Adjustment” shall mean the amount, if any, by which Net Working Capital exceeds the Upper Reference Amount.
“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.
“Pre-Closing Tax Return” shall mean any Tax Return for a Tax period ending on or prior to the Closing Date.
“Reference Amounts” shall mean, together, the Upper Reference Amount and the Lower Reference Amount.
“Representatives” shall mean a Person’s advisors (financial, environmental, or otherwise), attorneys, accountants, consultants, directors, officers, employees, members, partners, managers or other agents or representatives.
“Seller Expenses” shall mean, as determined in accordance with the Accounting Principles, without duplication, the aggregate amount of (i) all fees and disbursements of attorneys, accountants and other professional advisors, which, in each case, have been incurred by the Seller and the Group Companies in connection with the preparation, execution and consummation of this Agreement but have not been paid at or prior to the Closing, (ii) any sale, change of control or similar bonuses, or payments payable to current employees of the Group Companies at Closing solely as a result of the consummation of the Transaction plus employer payroll Taxes on such payments, (iii) all investment bankers, brokers’ and finders’ fees and expenses incurred by the Seller and the Group Companies in connection with the Transaction that have not been paid at or prior to the Closing; (iv) all management and management services fees owed by the Seller or the Company to any Affiliate of the Seller that have not been paid at or prior to the Closing; (v) fifty percent (50%) of any Transfer Taxes; and (vi) the aggregate amount of the Transaction Bonuses plus the employer portion of any employment, payroll, social security, unemployment, withholding or other similar Taxes related thereto; provided, however, that no fees or expenses of Buyer, including any premiums for the Tail Policy, all fees and

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expenses of the Escrow Agent, any Competition Filing Fees and any of Buyer’s portion of any Transfer Taxes, are included in “Seller Expenses”; provided further, that “Seller Expenses” shall not include any amounts reflected in Closing Indebtedness or Net Working Capital.
“Seller Fundamental Representations” shall mean the representations and warranties of the Seller set forth in Section 3.1, Section 3.2, and Section 3.4.
“Software” shall mean computer software programs and software systems, including tool sets, compilers, higher level or “proprietary” languages, whether in source code, object code or human readable form.
“Straddle Tax Period” shall mean a Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, more than fifty percent (50%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, more than fifty percent (50%) of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
“Tax” shall mean any U.S. or Canadian federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, windfall profits, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing.
“Tax Return” shall mean any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax (including any amendment thereof).
“Third Party Intellectual Property” means all Intellectual Property currently licensed to a Group Company.
“Top Customer” shall mean the top ten (10) customers by aggregate revenue of the Group Companies, collectively, for the fiscal year ended December 31, 2020.
“Top Supplier” shall mean the top ten (10) suppliers of goods and services by aggregate value of purchases made by the Group Companies, collectively, for the fiscal year ended December 31, 2020.

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“Trade Secrets” shall mean non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases and other confidential information or trade secrets, in each case protectable under the Laws of an applicable jurisdiction, excluding any Copyrights or Patents that may cover or protect any of the foregoing.
“Trademarks” shall mean trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations and renewals therefor.
“Transfer Taxes” shall mean transfer, sales, use, real property transfer, recording, documentary, stamp, registration, stock transfer and other similar Taxes and fees imposed in respect of the Transaction.
“Unaudited Financial Statements” shall mean the Balance Sheet and the related consolidated statements of income (loss), comprehensive income (loss) and cash flows for the Company and its Subsidiaries, in each case, for the five-month period ended May 31, 2021.
“Upper Reference Amount” shall mean Seventy Million Dollars ($70,000,000).
“Work Product” shall mean, with respect to a Person, all tangible and intangible original work product developed within the scope of their service or employment by a Group Company.
Section 1.2    Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” shall mean “including, but not limited to,”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) references to the plural include the singular, and references to the singular include the plural; (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); and (vi) references to “$” or “dollars” shall mean United States dollars. Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (1) includes and incorporates all exhibits, schedules and other attachments thereto, (2) includes all documents, instruments or agreements issued or executed in replacement thereof and (3) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. Any reference to any particular Law will be interpreted to include any amendment to, revision of or successor to that section or Law, regardless of how it is numbered or classified; provided that, for purposes of the representations and warranties set forth herein, with respect to any violation of, or compliance or non-compliance with, or alleged violation of or non-compliance with, any Code section or Law, the reference to such Law means

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such Law as in effect at the time of such violation or compliance or non-compliance or alleged violation or non-compliance. Each accounting term that is not otherwise defined in this Agreement shall have the meaning given to it under GAAP as in effect on the date of this Agreement (unless such accounting term is used in reference to a date or period prior to the date of this Agreement and, in such case, then such accounting term have the meaning given to it under GAAP as of such prior date or period); provided, however, that to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.
ARTICLE II
SALE AND PURCHASE OF THE STOCK; PURCHASE PRICE
Section 2.1    Sale and Purchase of the Stock. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller agrees to sell to Buyer, and Buyer agrees to purchase and accept from the Seller, the Stock free and clear of all Liens except for Permitted Liens.
Section 2.2    Purchase Price. Subject to the adjustment set forth in Section 2.6, the aggregate consideration to be paid by Buyer for the Stock shall be an amount equal to (i) $1,250,000,000 (the “Base Purchase Price”), plus (ii) the Positive NWC Adjustment, if any, minus (iii) the Negative NWC Adjustment, if any, plus (iv) Closing Cash and Cash Equivalents, minus (v) Closing Indebtedness, minus Seller Expenses (the “Purchase Price”). The Purchase Price shall be paid as provided in Article II.
Section 2.3    Closing. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures, commencing at 10:00 a.m., Eastern time, on the date which is the first Friday which is a Business Day following the third Business Day after the Seller’s written notice to Buyer confirming the satisfaction or waiver of the conditions set forth in Article VII (other than the satisfaction or waiver of those conditions that by their terms cannot be satisfied until the Closing), but in no event earlier than the date which is sixty (60) days after the date of this Agreement, and shall be deemed effective as of 12:01 a.m., Central time on such Business Day, unless the Seller and Buyer mutually agree on an alternative date or time. The date on which the Closing shall occur is herein referred to as the “Closing Date.”
Section 2.4    Pre-Closing Deliveries by Seller.
(a)No later than three (3) Business Days prior to the anticipated Closing, the Seller shall deliver to Buyer a good faith estimate of the Estimated Purchase Price, which shall include a good faith estimate of (i) Closing Cash and Cash Equivalents (such estimate, “Estimated Closing Cash and Cash Equivalents ”), (ii) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (iii) Seller Expenses (such estimate, “Estimated Seller Expenses”), and (iv) Net Working Capital (such estimate, “Estimated Net Working Capital”), together with a statement of the calculation of Estimated Purchase Price and wire

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instructions for the Seller (collectively, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared based upon the books and records of the Group Companies.
(b)No later than two (2) Business Days prior to the anticipated Closing, the Seller shall deliver to Buyer evidence in form and substance customary for credit transactions originated in the United States of the release of, or the agreement of the agent or other financial institutions, as applicable, to release, Liens on the Stock and the Assets (except for Permitted Liens) with respect to all Closing Indebtedness to be repaid at Closing (collectively, the “Pay-Off Letters”).
Section 2.5    Closing Actions and Deliveries. Subject to the terms and conditions set forth in this Agreement, the Parties shall take the following actions or make the deliveries set forth below in this Section 2.5 on the Closing Date.
(a)Buyer shall pay to the Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller in the Estimated Closing Statement, an amount in cash equal to the Estimated Purchase Price minus the Adjustment Escrow Amount.
(b)Buyer shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then-outstanding balance of the Indebtedness to be repaid at the Closing as set forth in the Pay-Off Letters, by wire transfer of immediately available funds to the account(s) designated in such Pay-Off Letters.
(c)Buyer shall deliver on behalf of the Seller, or cause to be delivered on behalf of the Seller, to the payees set forth in the Estimated Closing Statement, the respective amounts set forth therein to pay the Estimated Seller Expenses.
(d)Buyer shall pay by wire transfer of immediately available funds to the Adjustment Escrow Account, as designated in writing by the Escrow Agent, an amount equal to the Adjustment Escrow Amount.
(e)Buyer shall deliver the documents, agreements and instruments contemplated by Section 7.3.
(f)the Seller and the Company shall deliver the documents, agreements and instruments contemplated by Section 7.2.
Section 2.6    Adjustment to Purchase Price.
(a)Preparation of the Final Statement of Purchase Price.
(i)As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller (A) a proposed detailed calculation of the Net Working Capital as of the Closing (the “Proposed Closing Date Statement of Net Working Capital”) and (B) a proposed detailed calculation of the Purchase Price, including a proposed detailed calculation of Closing Cash and Cash Equivalents, Closing

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Indebtedness and Seller Expenses not paid at or prior to the Closing (the “Proposed Purchase Price Calculation”) and the components thereof. The Proposed Closing Date Statement of Net Working Capital and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” The Proposed Closing Date Calculations shall be prepared based upon the books and records of the Group Companies in accordance with the definitions as provided in this Agreement, the Accounting Principles and the Net Working Capital Example. Buyer shall make available (without cost to the Seller) for the purpose of verifying the Proposed Closing Date Calculations throughout the forty-five (45) day period following Buyer’s delivery of the Proposed Closing Date Calculations: (i) all work papers, trial balances and similar materials relating to the Proposed Closing Date Calculations prepared by or on behalf of Buyer (the “Supporting Materials”); and (ii) Buyer’s and the Company’s and its Subsidiaries’ personnel and accountants. If Buyer fails to timely deliver the Proposed Closing Date Calculations in accordance with the foregoing, then the Actual Adjustment shall be deemed to equal zero. The post-Closing adjustment to the Purchase Price as set forth in this Section 2.6 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Principles or the accounts used and included in determining the Reference Amounts and the Net Working Capital Example. Net Working Capital shall be determined without regard for any facts, circumstances or events that first arise or exist only after the Closing Date, and no such facts, circumstances or events may be relied upon to adjust any assumptions, judgments or estimates that were made in determining the Reference Amounts, the Net Working Capital Example and the Estimated Net Working Capital. Notwithstanding anything else in this Agreement to the contrary, to the extent that the Proposed Closing Date Calculations correct an error or noncompliance with the Accounting Principles, then the Reference Amounts shall be reduced or increased, as applicable, as a result of such error or noncompliance, as appropriate, to reflect such error or noncompliance.
(ii)If the Seller does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, (A) the Proposed Closing Date Statement of Net Working Capital shall be deemed to set forth the Net Working Capital as of the close of business on the Closing Date and (B) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price. If the Seller gives a Purchase Price Dispute Notice to Buyer (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such forty-five (45) day period, Buyer and the Seller will use reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from the Seller. If the Seller and Buyer do not obtain a final resolution within such thirty (30) day period, then the items in dispute that were properly included in the Seller’s Purchase Price Dispute Notice shall be submitted immediately to Grant Thornton LLP (the “Accounting Firm”), acting as an arbitrator and not an expert. The Accounting Firm shall be instructed to render a determination of the applicable dispute within 30 days after referral of the matter to the Accounting Firm, or as soon thereafter as practicable, which determination must be in writing and must set forth, in reasonable detail, the

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basis therefor, and include a statement that it reached such determination in accordance with the definitions as provided in this Agreement and the Accounting Principles. The determination of the Accounting Firm shall be conclusive and binding upon the Seller, Buyer and the other Parties and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The scope of the disputes to be resolved by the Accounting Firm is limited to only such items included in the Proposed Closing Date Calculations that the Seller has disputed in the Purchase Price Dispute Notice. There shall be no document discovery, depositions or other discovery in connection with any hearing by the Accounting Firm or the determination by the Accounting Firm, and the Accounting Firm shall determine, based solely on presentations by Buyer and the Seller and their respective Representatives, and not by independent review, only those issues in dispute specifically set forth on the Purchase Price Dispute Notice. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.6 and shall not assign a value to any item greater than the greatest value for such item claimed by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item claimed by either Buyer, on the one hand, or the Seller, on the other hand. Buyer will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.6(a)(ii). The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.6(a)(ii).
(iii)In the event the Seller and Buyer submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.6(a)(ii) above, the fees and expenses of the Accounting Firm (x) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.
(iv)Buyer acknowledges and waives, on its own behalf and on behalf of the Group Companies after the Closing, any actual or potential conflict of the Group Companies’ employees assisting the Seller and its Representatives as described in this Section 2.6 and will not, and will cause, after the Closing, the Group Companies, not to, prevent such access by the Seller and its Representatives. Buyer and, after the Closing, the Group Companies, will, and will cause each of the other Group Companies to, cooperate with, make its financial records available to and otherwise assist the Seller and its accountants and other Representatives at reasonable times during the review by the Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(b)Adjustment to Estimated Purchase Price.
(i)If the Actual Adjustment is a positive amount, Buyer shall pay to the Seller the full amount of the Actual Adjustment by wire transfer or delivery of other

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immediately available funds within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.6(a).
(ii)If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.6(a), then Buyer and the Seller shall promptly provide a joint written instruction to the Escrow Agent to deliver from the Adjustment Escrow Account to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the lesser of (i) the absolute value of the Actual Adjustment and (ii) an amount equal to the funds then held in the Adjustment Escrow Account. The Adjustment Escrow Account shall constitute the sole and exclusive source of funds available to make any payment if the Actual Adjustment is a negative amount.
(iii)If the Actual Adjustment is positive or zero or if the amount paid from the Adjustment Escrow Account to Buyer pursuant to Section 2.6(b)(ii) is less than the amount of the funds then held in the Adjustment Escrow Account, then Buyer and the Seller shall provide, simultaneously with the payment of the Actual Adjustment, a joint written instruction to the Escrow Agent to deliver to the Seller, by wire transfer of immediately available funds to the account and in the amount designated in writing by the Seller, all funds then in the Adjustment Escrow Account following, if applicable, the payment of the Actual Adjustment to Buyer pursuant to Section 2.6(b)(ii).
Section 2.7    Withholding. Buyer and the Seller shall be entitled to deduct and withhold from any amounts paid or payable as compensation to any Person pursuant to this Agreement such amount as Buyer and the Seller reasonably agree are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law. To the extent that amounts are so withheld and actually remitted to the applicable Governmental Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the disclosure schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to Buyer as follows:
Section 3.1    Ownership and Transfer of the Stock. The Seller is the record and beneficial owner of the Stock. The Seller has the requisite limited liability company power and authority to sell, transfer, assign and deliver the Stock as provided in this Agreement.
Section 3.2    Authorization. The Seller has the right, power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith by the Seller, and to perform its obligations hereunder and thereunder. This

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Agreement and each other agreement or instrument to be executed by the Seller in connection herewith has been duly executed and delivered by the Seller and, assuming that this Agreement has been duly and validly authorized, executed and delivered by the other parties thereto, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 3.3    Non-Contravention. Except as would not be reasonably expected to have a material and adverse effect on the ability of the Seller to consummate the Transaction, neither the execution and delivery of this Agreement, the consummation of the Transaction by Seller, nor the performance by the Seller of its obligations hereunder, will (a) give to others (other than Buyer) any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Stock or (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of, or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any contract or agreement to which the Seller is a party or (ii) any Order, Law or other restriction of any Governmental Authority, to which the Seller is a party or by which it is bound or to which any of its assets or properties are subject.
Section 3.4    Brokers. Except for the Broker, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee for which any Group Company or Buyer will be responsible after the Closing in connection with this Agreement or the Transaction.
Section 3.5    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), (a) THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OR STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION OR ADVICE), WHICH MAY HAVE BEEN PROVIDED TO BUYER OR ANY BUYER REPRESENTATIVE BY THE SELLER, ANY GROUP COMPANY, ANY AFFILIATE OF THE FOREGOING OR ANY OF THEIR RESPECTIVE REPRESENTATIVES AND (b) ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLER, ANY GROUP COMPANY, ANY AFFILIATE OF THE FOREGOING OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF PROJECTIONS, DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S DILIGENCE REQUESTS (INCLUDING ANY DOCUMENTS POSTED IN AN ELECTRONIC OR VIRTUAL DATA ROOM) AND ANY MANAGEMENT PRESENTATIONS PROVIDED OR OTHERWISE MADE AVAILABLE TO BUYER), WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS

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AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES
Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:
Section 4.1    Organization and Qualification; Group Companies. Each of the Group Companies is an entity, duly organized and validly existing and under the Laws of its jurisdiction of organization, and has the power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company and each of the Domestic Subsidiaries is in good standing under the Laws of its jurisdiction of organization, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.
Section 4.2    Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed by it in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action. This Agreement, and each other agreement or instrument to be executed by the Company in connection herewith, has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Buyer, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
Section 4.3    Non-Contravention. Neither the execution and delivery of this Agreement, the consummation of the Transaction by the Company nor the performance by the Company of its obligations hereunder will (a) contravene any provision contained in the Company’s Organizational Documents, (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of, or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any Contract, license or permit or (ii) assuming satisfaction of the requirements set forth in Section 4.4 below, any Order, Law or other restriction of any Governmental Authority, to which the Company is a party or by which it is bound or to which the Company’s assets or properties are subject, (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any written obligation of the Group Companies, or (d) result in creation of a Lien on any Group Company other than a Permitted Lien, which in the case of any of clauses (b), (c) or (d) above, would be material to the Group Companies.

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Section 4.4    Consents. No material notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the Transaction by the Group Companies, except for (a) filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, Competition Laws and (b) any filings and approvals set forth on Schedule 4.4.
Section 4.5    Capitalization. Schedule 4.5 hereof sets forth the Company’s authorized and outstanding equity securities as of the date hereof all of which are held of record by the Seller. All of the authorized and outstanding equity securities as of the date hereof of each of the Group Companies (other than the Company) are held of record directly or indirectly by the Company or a Subsidiary of the Company. None of Group Companies has any outstanding or authorized option or warrant relating to the Stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from them, any equity securities. Except as set forth in this Agreement, there are no (i) outstanding obligations of any of the Group Companies to repurchase, redeem or otherwise acquire any equity securities of any of the Group Companies or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the Stock. All of the issued and outstanding Stock has been duly authorized, validly issued and is fully paid.
Section 4.6    Financial Statements. On or prior to the date hereof, the Company has made available to Buyer true and correct copies of the Financial Statements. The Financial Statements: (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments; and (iii) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Group Companies for the periods covered and as of the respective dates thereof.
Section 4.7    Undisclosed Liabilities. No Group Company has any material liabilities of a nature required by GAAP to be reflected in a balance sheet (“Liabilities”), except (i) Liabilities that are accrued or reserved against on the Financial Statements, (ii) Liabilities which have arisen since the date of the Balance Sheet that were incurred in the Ordinary Course, (iii) Liabilities incurred in connection with (A) non-delinquent executory Contracts with customers and Leases and (B) trade payables and other items reflected in the determination of Net Working Capital, (iv) Liabilities otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement, or on Schedule 4.7 or any other Schedule to this Agreement, (v) Liabilities that are or are secured by Permitted Liens and (vi) Liabilities contemplated by or in connection with this Agreement or the Transaction.
Section 4.8    No Material Adverse Change; Ordinary Course Operations. Since the date of the Unaudited Financial Statements until the date hereof, to the Company’s Knowledge, there has occurred no fact, event or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect. Since the date of the Unaudited Financial Statements, each Group Company has conducted its business in the Ordinary Course.

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Section 4.9    Compliance with Laws; Governmental Authorizations; Permits. The Group Companies are in material compliance with all applicable Laws of any Governmental Authority as of the date hereof. As of the date hereof, the Group Companies have all material permits, licenses, approvals, certificates and other authorizations, and have made all material notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of the business as currently conducted. Since January 1, 2019, no Group Company (a) has received any written notification or communication from any Governmental Authority asserting that any Group Company is not in compliance in any material respect with any applicable Laws or (b) entered into or became subject to any Order material to the Group Companies.
Section 4.10    Litigation. As of the date hereof, there are no pending nor, to the Company’s Knowledge, threatened in writing, lawsuits, litigations or legal proceedings against the Group Companies which, individually or in the aggregate, would be reasonably expected to adversely affect the assets or operations of the Group Companies to a material extent.
Section 4.11    Taxes.
(a)The Group Companies have (i) duly and timely filed or caused to be duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such Tax Returns (taking into account all amendments thereto) are true and correct in all material respects and (ii) paid all income and other material Taxes shown on such Tax Returns except to the extent that such Taxes are being contested in good faith and by appropriate proceedings.
(b)To the Company’s Knowledge, there are no pending or ongoing audits, examinations, investigations or other proceedings by any Governmental Authority in respect of material Taxes of the Group Companies. No material deficiencies for Taxes have been claimed or assessed in writing against the Group Companies by any Governmental Authority that have not been fully paid, settled or withdrawn. No Group Company has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. No Group Company has received, since December 5, 2014, a written claim from any Governmental Authority in a jurisdiction where the Group Company does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes, which claim has not been resolved in full or for which no sufficient accrual exists.
(c)All income and other material Taxes that any Group Company is or was required by Law to withhold or collect have been, in all material respects, duly and timely withheld or collected, and remitted to the proper Governmental Authority or other proper Person, or properly set aside in accounts for this purpose.
(d)No Group Company is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement (other than such an agreement exclusively

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between or among the Group Companies or customary commercial contracts entered into in the Ordinary Course) that will not be terminated on or before the Closing Date.
(e)As of the date hereof, there are no Liens for Taxes on any of the assets of the Group Companies other than Liens for Taxes that are not yet due or that are being contested in good faith and by appropriate proceedings.
(f)No Group Company has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)No Group Company has been a “distributing corporation” or “controlled corporation” in any transaction intended to qualify under Section 355 of the Code.
Section 4.12    Environmental Matters.
(a)As of the date hereof, the Group Companies are in material compliance with material Environmental Laws and Environmental Permits.
(b)As of the date hereof, the Group Companies have all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws for the conduct of its businesses as currently conducted (“Environmental Permits”), except where the failure to obtain such Environmental Permits would not be reasonably expected to adversely affect the assets or operations of the Group Companies to a material extent.
(c)Since January 1, 2020, the Group Companies have not received any material written notice from any Governmental Authority regarding any actual and material violation of Environmental Laws, or any liabilities or potential liabilities for investigatory or cleanup obligations arising under Environmental Laws.
Section 4.13    Employee Matters.
(a)No Group Company is a party to any collective bargaining agreement or other Contract with any works council or labor organization, union or association, and to the Company’s Knowledge, no union organizational campaign is in progress or, threatened in writing with respect to the employees of the Group Companies.
(b)There is not, and since January 1, 2020, there has not been any labor strike, dispute, work stoppage or lockout pending with respect to the employees of the Group Companies, or, to the Company’s Knowledge, threatened in writing against the Group Companies.
(c)There are no unfair labor practice charges, unfair labor practice complaints, union grievances, or other administrative charges against the Group Companies pending, or, to the Company’s Knowledge, threatened in writing against the Group Companies.

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(d)No Group Company has received any communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws is conducting an investigation of the Group Companies and, to the Company’s Knowledge, no such investigation is in progress.
(e)Schedule 4.13(e) contains a list, as of the date hereof, of all current employees of the Group Companies with the following information: (i) name; (ii) title or position; (iii) hire date; (iv) annual salary or hourly rate; and (v) Fair Labor Standards Act classification, if applicable.
(f)Schedule 4.13(f) contains a list, as of the date hereof, of the names of each non-entity current independent contractor retained by a Group Company that currently performs services for the Group Companies or any Subsidiary thereof, as applicable, at a cost in excess of $300,000 annually (“Independent Contractors”). To the Company’s Knowledge, there has been no determination by any Governmental Authority that any Independent Contractor is an employee of a Group Company.
(g)As of the date hereof, (i) the Group Companies are in compliance in all material respects with all applicable Laws relating to labor and employment, including equal employment opportunity, nondiscrimination, immigration, occupational safety and health, wages, and plant closings, except for such noncompliance with respect to Group Companies that are not Domestic Subsidiaries, and (ii) there are no actions, claims, audits, investigations or other legal proceedings against any Group Company pending, or to the Company’s Knowledge, threatened in writing to be brought or filed by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of a Group Company that would reasonably be expected to result in a material liability on the part of a Group Company.
Section 4.14    Employee Benefit Plans.
(a)Schedule 4.14(a) lists all Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has made available to Buyer true and correct copies, to the extent applicable, of (i) the plan and the most recent summary plan description (and each summary of material modification thereto), (ii) the most recent annual report (Form 5500 series and all schedules thereto), and (iii) the most recent Internal Revenue Service determination or opinion letter.
(b)Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable regulations, including ERISA and the Code, except for such failures as would not be reasonably expected to adversely affect the assets or operations of the Group Companies to a material extent. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received, or may reasonably rely on, a favorable determination or opinion letter from the Internal Revenue Service as to its qualification under the Code.

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(c)To the Company’s Knowledge and as of the date hereof, there are no pending audits or investigations by any governmental agency involving any Employee Benefit Plan, and no threatened in writing or pending claims (except for claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings involving any Employee Benefit Plan.
(d)The Group Companies’ execution of this Agreement and consummation of the Transaction will not result in any acceleration, vesting or material increase in benefits under any Employee Benefit Plan with respect to any participant thereof.
(e)No payment which is or may be made by, from or with respect to any Employee Benefit Plan, to any disqualified individual (within the meaning of Code Section 280G) of the Group Companies, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code (as determined after conducting the “280G Shareholder Vote” as described in Section 6.14).
(f)No Employee Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Group Companies other than pursuant to Section 4980B of the Code or applicable state or provincial regulations.
Section 4.15    Intellectual Property Rights; Privacy.
(a)Schedule 4.15(a) contains a list of all registered Company Owned IP (including the record owner thereof) and all Company Owned IP comprising material unregistered Trademarks, and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, dates filed and issued and the present status; (ii) for each registered Trademark, the application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the dates filed and issued, and the present status; (iii) for each domain name, the renewal date and name of registry; (iv) for each registered Copyright, the number and date of each registration or Copyright application by country, province or state; and (v) for each registered design, the registration number or serial number for each jurisdiction in which filed, dates filed and issued.
(b)To the Company’s Knowledge, all Company Owned IP comprising Trade Secrets that a Group Company has chosen to retain as a Trade Secret under the Laws of the applicable jurisdictions has been maintained in confidence by the Group Companies in accordance with commercially reasonable protection procedures.
(c)All Personnel who have contributed to or participated in the conception and development of material Company Owned IP either (i) have been party to a written “work-for-hire” or similar contract with a Group Company that, in accordance with all Laws, has granted the Group Company full, effective, exclusive and original ownership of all Work Product and all right, title and interest in the Work Product, including Intellectual Property, or (ii) have executed appropriate instruments of assignment in favor of a Group Company as

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assignee that have conveyed to the Group Company full, effective and exclusive ownership of all Work Product.
(d)To the Company’s Knowledge, (i) all material Company Owned IP is subsisting and enforceable (to the extent such concepts apply and, with respect to U.S. Copyrights, assuming registration when required for enforcement), and have not been abandoned or cancelled, (ii) a Group Company is the sole and exclusive owner of, and a Group Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and license Company Owned IP without payment to any other Person, and (iii) no ownership rights or rights to use any Company Owned IP have been assigned or licensed to any third party, other than rights granted to customers, distributors, resellers and other channel partners in the Ordinary Course.
(e)Since January 1, 2020, no Group Company has received any written communication from any Person asserting any ownership interest in any Company Owned IP or suggesting that any other Person has any claim of legal or beneficial ownership with respect to Company Owned IP, nor to the Company’s Knowledge is there any reasonable basis for any claim that a Group Company does not own Company Owned IP. No claims are pending or, to the Company’s Knowledge, threatened in writing against a Group Company by any Person with respect to the ownership, validity, enforceability, or registration of any Company Owned IP. No third party, to the Company’s Knowledge, is misappropriating, infringing, diluting, or violating any Company Owned IP.
(f)As of the date hereof, the Group Companies are in material compliance with all applicable Laws of any Governmental Authority that govern a Group Company’s collection, storage, transmission, access and use of personally identifiable information. The Group Companies have implemented, and comply with commercially reasonable technical, administrative and physical measures to assure the integrity and security of transactions executed through computer systems by or on behalf of the Group Companies and of all confidential, proprietary data or personally identifiable information.
Section 4.16    Contracts. Schedule 4.16 sets forth a true and correct list of all material written contracts, agreements, leases or licenses to which any Group Company is a party or is otherwise bound (except for purchase, work or service orders executed in the Ordinary Course), in existence as of the date hereof which are responsive to one or more of the subsections of this Section 4.16 below (such contracts, agreements, leases or licenses, the “Contracts”):
(a)is with a Top Customer, other than purchase orders;
(b)is with a Top Supplier, other than purchase orders;
(c)other than Contracts disclosed in Schedule 4.16(a) and Schedule 4.16(b), requires the payment or incurrence of liabilities or obligations to or by any Group Company in excess of $3,000,000 in any calendar year;

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(d)contain non-compete or non-solicit provisions that restrict or limit in any material respect the ability of any Group Company to compete in any line of business, other than license agreements entered into in the Ordinary Course;
(e)relates to indebtedness for borrowed money owed by any Group Company, or the guarantee thereof (excluding, for the avoidance of doubt, contracts or agreements evidencing liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases made in the Ordinary Course);
(f)involves mortgages, pledges or security agreements or similar arrangements constituting a Lien upon the assets or properties of the Group Companies, in each case granted in connection with the incurrence of indebtedness for borrowed money;
(g)involves the acquisition of securities or the assets of a business of another Person as a going concern and as to which any of the Group Companies has any continuing obligation or Liability;
(h)is a contract (i) for the employment or service of any officer or employee providing an annual base salary in excess of $300,000, (ii) that provides for the payment of any cash or other compensation or benefits that are contingent upon the execution of this Agreement or the consummation of the Transaction;
(i)is a contract by which a Group Company has acquired rights in Third Party Intellectual Property (other than licenses for off-the-shelf Software for the internal use of a Group Company on a “click-through” or “shrink-wrap” basis);
(j)relates to any material partnership or joint venture;
(k)is with the Seller or any Affiliate of the Seller;
(l)involves payments or receipts pursuant to a contract in which a Governmental Authority is a party.
Each Contract set forth on Schedule 4.16 is a valid and binding agreement of the Group Company that is a party thereto, enforceable against such Group Company in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions). Each Contract set forth on Schedule 4.16, to the Company’s Knowledge, (i) is a valid and binding agreement of the counterparty that is a party thereto and (ii) is enforceable in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions). There does not currently exist under any Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder, on the part of any Group Company party thereto or, to the Company’s Knowledge, any other party thereto.
Section 4.17    Top Customers and Suppliers. Schedule 4.17 sets forth a true and correct list of the Top Customers and Top Suppliers. From the date of the Unaudited Financial

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Statements until the date hereof, none of the Top Customers or the Top Suppliers has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Group Companies.
Section 4.18    Insurance. Schedule 4.18 contains a true, correct and current list of each insurance policy of the Group Companies maintained on the Assets, and with respect to the Group Companies’ employees and business. To the Company’s Knowledge, all such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Enforceability Exceptions. Since January 1, 2020, (a) no Group Company is or has been in material default with respect to its obligations under any insurance policy maintained by it and (b) there have been no material claims against such insurance by the Group Companies as to which the insurers have denied coverage.
Section 4.19    Real Property.
(a)Schedule 4.19(a) sets forth a true and correct list, by address, of all real property owned by a Group Company (the “Owned Real Property”). There are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein to which a Group Company is a party.
(b)Schedule 4.19(b) sets forth a true and correct list, by address, of all leases of real property to which a Group Company is a tenant or subtenant (such real property, the “Leased Property”), in each case, as of the date hereof (each, a “Lease”). The Leased Property listed on Schedule 4.19(b), together with the Owned Real Property, comprises all of the material real property used in the conduct of the business and operations of the Group Companies as currently conducted. There are no leases, subleases, licenses, concessions, occupancy agreements or other contracts granting to any Person (other than the applicable Group Company thereof) the right to use or occupy the Leased Property or the Owned Real Property. Subject to the Enforceability Exceptions and the Permitted Liens, each Group Company has validly existing and enforceable leasehold, subleasehold, or occupancy interest in the Leased Property as provided in and subject to the terms and conditions of the Leases to which such Group Company is a party. No Group Company has received any written notice of default under any Lease that remains uncured beyond any applicable notice and cure period and, to the Company’s Knowledge, no other party or parties to any Lease is in default thereunder beyond any applicable notice and cure periods, nor are there circumstances which, to the Company’s Knowledge, with the giving of notice or the passage of time, or both, would constitute a default under any Lease. To the Company’s Knowledge, all improvements located on the Leased Property and the Owned Real Property are being maintained in the Ordinary Course and are currently in serviceable condition and repair in all material respects as to the business of the Group Companies as currently conducted, subject to normal wear and tear and scheduled maintenance.
Section 4.20    Brokers. Except for the Broker, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Group Companies in connection with this Agreement or the Transaction.

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Section 4.21    Certain Subsidiaries. Since August 16, 2017, none of Serv-Tech Sudamericana, S.A., a Venezuela company, Petrochem Field Services de Venezuela S.A., a Venezuela company, or American Industrial Assurance Company, a South Carolina corporation, has had any assets, liabilities or operations. Since August 16, 2017, neither Aquilex LLC, a Delaware limited liability company, nor Aquilex Arabia Limited, a Saudi limited liability company (“Aquilex Saudi”), (i) has had any assets or liabilities other than accounts receivable of approximately $350,000 which have been written off in the Ordinary Course and those liabilities, costs, fees, expenses or Taxes associated with the liquidation and wind-down of Aquilex Saudi and (ii) has had any operations other than activities undertaken in connection with the liquidation and wind-down of Aquilex Saudi.
Section 4.22    No Other Representations or Warranties. In the making of the those representations and warranties set forth in this Article IV qualified as to the “Company’s Knowledge” and in completing any corresponding Disclosure Schedules, Brad Clark has consulted with his direct reports and Judy Shields has consulted with her direct reports. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OR STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION OR ADVICE), WHICH MAY HAVE BEEN PROVIDED TO BUYER OR ANY BUYER REPRESENTATIVE BY THE SELLER, ANY GROUP COMPANY, ANY AFFILIATE OF THE FOREGOING OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLER, ANY GROUP COMPANY, ANY AFFILIATE OF THE FOREGOING OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF PROJECTIONS, DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S DILIGENCE REQUESTS (INCLUDING ANY DOCUMENTS POSTED IN AN ELECTRONIC OR VIRTUAL DATA ROOM) AND ANY MANAGEMENT PRESENTATIONS PROVIDED OR OTHERWISE MADE AVAILABLE TO BUYER), WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller as follows:

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Section 5.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
Section 5.2    Authorization. Buyer has the power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action (including any required equityholder approvals). This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.
Section 5.3    Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transaction will not (i) contravene any provision contained in Buyer’s organizational documents, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or written obligation or (B) assuming satisfaction of the requirements set forth in Section 5.4 below, any Order, Law or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Authority (except for any applicable requirements of Competition Laws).
Section 5.4    No Consents. Except for filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, Competition Laws, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the Transaction by Buyer.
Section 5.5    Investment Intention. Buyer is purchasing the Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal, state or foreign securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Buyer acknowledges and agrees that it is fully informed as to the risks of the Transaction and the ownership of the Stock. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Stock pursuant to this Agreement and protecting its own interests in connection with the Transaction. Buyer acknowledges that the Stock has not been registered under the Securities Act or any state or foreign securities Laws and that the Stock may

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not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 5.6    Litigation. As of the date hereof, there are no lawsuits, litigations, proceedings or Orders by or before any Governmental Authority in effect, pending or, to the knowledge of Buyer, threatened in writing against Buyer which would reasonably be expected to affect or prohibit the consummation of the Transaction.
Section 5.7    Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer in connection with this Agreement or the Transaction.
Section 5.8    Financial Ability. Buyer has, and shall have at the time that it is required to proceed with the Closing, (a) sufficient cash on hand or other sources of immediately available funds to pay, at Closing, the cash portion of the Purchase Price and all related fees and expenses in connection with the Transaction, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder. Buyer has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. Buyer acknowledges and agrees that the Seller, the Group Companies and their respective Affiliates have no responsibility for any debt financing that Buyer has raised, or may raise, in connection with the Transaction. Buyer acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer or any other party obtain financing for or related to any of the transactions contemplated hereby (including receipt of all or any portion of the proceeds of the Debt Financing).

Section 5.9    Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), assuming the accuracy in all material respects of the Company representations and warranties set forth in Article IV hereof, each of Buyer and each Group Company (i) shall be able to pay their respective debts as they become due, (ii) shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Group Companies.
Section 5.10    Acknowledgements by Buyer. Except for the representations and warranties expressly made by the Seller in Article III and Article IV of this Agreement (as modified by the Disclosure Schedules), Buyer acknowledges and agrees as follows:
(a)Buyer has conducted such investigation of the Group Companies and the Stock as it has deemed sufficient to make an informed decision concerning the

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Transaction. Buyer acknowledges that it has (i) had an opportunity to review all materials and information requested by it, (ii) had an opportunity to review all of the documents, records, reports and other materials identified in the Disclosure Schedules, (iii) received access to the properties and assets of the Group Companies and is familiar with the condition thereof and (iv) to its satisfaction, had an opportunity, upon its reasonable request, to interview, question or otherwise solicit relevant and non-privileged information concerning the Group Companies from the management of the Group Companies.
(b)Neither any of the Group Companies nor the Seller is making nor has any of them made any representation or warranty, expressed or implied, at law or in equity, in respect of the Seller, the Group Companies, their Subsidiaries, or any of the Group Companies’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Group Companies’ respective businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, other forward looking statements, material or other information (financial or otherwise) regarding the Group Companies furnished to Buyer or its representatives or made available to Buyer or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transaction, or in respect of any other matter or thing whatsoever.
(c)The representations and warranties contained in this Agreement are made for risk allocation purposes only, and are not necessarily assertions of fact. No officer, agent, representative or employee of any Group Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. No promise or inducement for this Agreement has been made to Buyer except as set forth herein. Buyer has independently determined that the representations and warranties set forth in Article III and Article IV are the only representations and warranties that Buyer required in connection with its decision to enter into and consummate the Transaction.
(d)Buyer specifically disclaims (i) that it is relying upon or has relied upon any such other representations or warranties that may be alleged to have been made by any Person, and acknowledges and agrees that each Group Company and the Seller have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty alleged to have been made by any Person; and (ii) any obligation or duty of any of the Group Companies or the Seller to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III or Article IV of this Agreement.
(e)Buyer is acquiring the Stock subject only to the specific representations and warranties set forth in Article III and Article IV of this Agreement (as modified by the Disclosure Schedules).

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ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1    General. Each Party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or appropriate to consummate, make effective, and comply with all of the terms of this Agreement and the Transaction.
Section 6.2    Access and Information; Insurance.
(a)Subject to applicable Law, from the date hereof until the Closing Date or termination of this Agreement, and so long as Buyer is not in breach of this Agreement, the Seller shall use reasonable efforts to provide Buyer and its Representatives access to the premises, books, records, financial statements and other materials of the Group Companies, during normal business hours and upon advance notice, and the Seller shall cause the Group Companies to cooperate to the extent such access does not disrupt in any material respect the operations, activities and employees of the Group Companies in the Ordinary Course. Such access shall not entitle Buyer nor any of its Representatives to engage in any environmental investigation, including but not limited to, soil or groundwater sampling. The foregoing access rights shall not include the right to have access to any information the disclosure of which is restricted by contract or applicable Law or which could result in the waiver of any privileges. Buyer and its Representatives shall only contact or hold discussions with Group Company suppliers or customers for which the Seller has provided its prior written consent to do so. Buyer further agrees to conduct any such discussions with reasonable discretion and sensitivity to the Group Companies relationships with its suppliers, customers and employees.
(b)During the period beginning on the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement, (A) within forty five (45) days of the end of each fiscal quarter, the Seller shall deliver to Buyer the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income or operations for the portion of the fiscal year then ended and the related consolidated statements of cash flows for the portion of the fiscal year then ended in accordance with GAAP (including all notes), subject to normal year-end adjustments; and (B) within ninety (90) days of the end of each fiscal year, the Seller shall deliver to Buyer the audited consolidated balance sheet of the Company and its Subsidiaries of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year in accordance with GAAP.
(c)All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the Transaction, or the discussions and negotiations preceding, this Agreement to Buyer (or its Representatives or Affiliates) shall be kept confidential by such Persons in accordance with each of (i) the Confidentiality Agreement executed by Clean Harbors Environmental Services, Inc. and the Seller on or about March 13, 2021 (the “Confidentiality Agreement”), and (ii) the Clean Team Agreement, and, in any case, shall not be used by any Person other than in connection with the Transaction. Effective upon,

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and only upon, the Closing Date, the Confidentiality Agreement shall terminate and effective upon the termination of this Agreement pursuant to Section 8.1, the Confidentiality Agreement shall be automatically extended until the date that is two (2) years following the date of such termination.
(d)After the Closing Date and until the seventh (7th) anniversary of the Closing Date, Buyer shall make available and shall cause the Group Companies to make available to the Seller and its accountants, agents and Representatives any and all books, records, contracts and other information of the Group Companies existing on the Closing Date to the extent reasonably requested by the Seller in connection with any purposes contemplated by this Agreement. After the Closing, Buyer shall cause the Group Companies to, hold all of the books and records of the Group Companies existing at the Closing Date and not destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.
(e)Buyer agrees that this Agreement and the terms and conditions set forth herein shall be kept confidential by Buyer and its Affiliates and shall not be disclosed, publicly filed or released, or otherwise made available to any other Person by Buyer or its Affiliates, except (i) to those Persons to which disclosure of Evaluation Material may be made by Buyer pursuant to the Confidentiality Agreement, but only in accordance with the terms and conditions of the Confidentiality Agreement, or (ii) subject to the next succeeding sentence, where such disclosure, availability, release or filing, upon the advice of counsel, is required by Law (including the rules of any stock exchange on which Buyer’s or one of its Affiliates’ securities are listed) and only to the extent required by such Law (including the rules of any stock exchange on which Buyer’s or one of its Affiliates’ securities are listed). In the event that such disclosure, availability, release or filing is required by Law (including the rules of any stock exchange on which Buyer’s or one of its Affiliates’ securities are listed), to the extent permissible, Buyer shall use its commercially reasonable efforts (A) to obtain “confidential treatment” or similar treatment of this Agreement, and (B) to redact such terms of this Agreement that the Seller shall reasonably request.
(f)At Buyer’s written request, which shall be delivered to the Seller no later than thirty (30) days prior to Closing, the Seller shall, or shall cause any applicable Group Companies to, at Buyer’s expense, use its commercially reasonable efforts to (i) purchase any such extended reporting riders under any Seller or Group Companies claims-based insurance policies identified by Buyer in such written request and (ii) if possible, transfer from the Seller to the Group Companies any such insurance policies relating to the Group Companies and issued in the name of Seller as identified by Buyer in such written request but only to the extent that Seller is a named additional insured party under such policy upon such transfer.
Section 6.3    Conduct of Business by the Group Companies. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Group Companies shall, except as otherwise contemplated or provided herein or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), conduct their business only in the Ordinary Course (provided that during any period of full or partial

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suspension or other modification of operations related to the COVID-19 pandemic or the effects of, or attempted prevention of, COVID-19 or any variant thereof, or any other public health event, outbreak of disease or illness, each of the Group Companies may take (or omit to take) actions outside of the Ordinary Course (x) to the extent taking or omitting to take such action is reasonable and prudent in light of the business of the Group Companies and the circumstances giving rise to such circumstances or (y) in response to any applicable Law, directive, guideline or recommendation arising out of, or otherwise related to, the COVID-19 pandemic, or any other public health event, outbreak of disease or illness, or the effects of, or prevention of, COVID-19 or any variant thereof or any other public health event, outbreak of disease or illness), other than as contemplated by this Agreement. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof, except as set forth on Schedule 6.3, or as contemplated above, or unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), no Group Company shall:
(a)amend its Organizational Documents;
(b)merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire the business of, any Person that is not a Group Company;
(c)sell, transfer or otherwise dispose of any material assets, which, individually or in the aggregate, are sold, transferred or disposed of for consideration having a fair market value of in excess of $1,000,000, other than in the Ordinary Course;
(d)issue any equity securities or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or grant any stock appreciation or similar rights;
(e)make any material change in any method of accounting or accounting practice or policy, which has a material impact on the Group Companies taken as a whole, other than those required by GAAP or applicable Law;
(f)except for (i) increases in the Ordinary Course or as may be required by Law or the terms of the Employee Benefit Plans or Contracts and (ii) transaction bonuses payable to employees in connection with the consummation of the Closing in an aggregate amount not to exceed One Million Dollars ($1,000,000) (the “Transaction Bonuses”), (ii) materially increase the compensation or benefits payable to any officers or directors of the Group Companies;
(g)declare, set aside, or pay any distribution with respect to its equity securities or repurchase any of its equity securities, other than cash dividends; or
(h)to the Company’s Knowledge, agree or commit to do any of the foregoing referred to in clauses (a) (f) of this Section 6.3.
Section 6.4    No Solicitation of Other Bids.

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(a)The Seller shall not, and shall not authorize or permit any of its Affiliates (including the Group Companies) or direct any of its or their Representatives to, directly or indirectly, (i) encourage, solicit or initiate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries other than pursuant to management incentive plans in existence on the date of this Agreement; or (z) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Company or any of its Subsidiaries, other than in the Ordinary Course.
(b)In addition to the other obligations under this Section 6.4, the Seller shall promptly (and in any event within two Business Days after receipt thereof by the Seller or its Representatives) advise Buyer of the existence of any Acquisition Proposal or any request for information or any inquiry with respect to any Acquisition Proposal. For the avoidance of doubt, the Seller shall not be required to identify the material terms and conditions of such request, Acquisition Proposal or inquiry, or the identity of the Person making the same.
(c)The Seller agrees that the rights and remedies for noncompliance with this Section 6.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.5    Antitrust Matters.
(a)Each Party shall, and Buyer shall cause each of its Affiliates to, (i) make the filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the Transaction, as soon as practicable and advisable, but in any event no later than ten (10) Business Days following the date of this Agreement, (ii) make the pre-Closing filings (if any) required of it or any of its Affiliates under any other applicable Competition Laws in connection with this Agreement and the Transaction as promptly as practicable and advisable, (iii) comply as promptly as practicable and advisable and after consultation with the Seller or Buyer, as applicable, with any request for additional information or documentary material received by the other or any of its Affiliates from any applicable Governmental Authority in connection with the filings required under the HSR Act or any other applicable Competition Laws, (iv) cooperate with one another (including furnishing all necessary information and

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reasonable assistance as the other may request) in connection with the filing under the HSR Act and all other applicable Competition Laws and in connection with resolving any investigation or other inquiry concerning the Transaction initiated by any Governmental Authority, (v) if requested by the Seller, request the early termination of any waiting periods under the HSR Act and use its best efforts to receive such early termination, if available, in order to permit the consummation of the Transaction at the earliest possible date, and (vi) not take, or cause to be taken, any actions or do, or cause to be done, any things that would be reasonably likely to extend any waiting period under the HSR Act or any other applicable Competition Laws with respect to the Transaction or to cause any Governmental Authority to object to such transactions, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to that engaged in by the Company. Each Party shall promptly inform the other Parties of any communication (whether oral or written) made to, or received by, such Party from any Governmental Authority regarding the Transaction, and promptly provide a copy of any such written communication, or a summary of any such oral communication, to the other Parties. Buyer shall be responsible for, and shall timely pay, any filing fees assessed in connection with the HSR Act or any other applicable Competition Laws (collectively, “Competition Filing Fees”).
(b)Without limiting the generality of each Party’s undertakings pursuant to this Section 6.5, each Party agrees to use its best efforts to consummate the Transaction at the earliest possible date. Such best efforts shall include, without limitation, taking any and all steps necessary to avoid or eliminate each and every obstacle under the HSR Act and any other applicable Competition Laws that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to consummate the Transaction, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trusts or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement, as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Order in any suit or proceeding, which would otherwise have the effect of delaying or preventing the consummation of the Transaction; provided, that Buyer shall not be required to divest a business asset or combination of business assets that, in the aggregate, generated revenue exceeding One Hundred and Twenty Five Million Dollars ($125,000,000) during fiscal 2020. In addition, Buyer shall defend through litigation on the merits (including the taking and defending of appeals related thereto) any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. The entry by any Governmental Authority in any legal proceeding of an Order permitting the consummation of the Transaction but which is subject to certain conditions or that requires Buyer or any of its Affiliates to take any action, including any restructuring of the assets or lines of business of the Company or lines of business of Buyer or any of its Affiliates or any changes to the existing business of Buyer or any of its Affiliates, shall not be deemed a failure to satisfy the conditions specified in Section 7.1, Section 7.2 or Section 7.3.
(c)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before

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any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the Transaction shall be disclosed to the other Parties in advance of any filing, submission or attendance, and give the other Parties a reasonable opportunity to review in advance and comment on drafts of filings and submissions, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals, provided that each Party may, as each reasonably and in good faith deems advisable and necessary, designate any competitively sensitive material provided to any other Party under this Section 6.5(c) as “Antitrust Counsel Only Material.” Each Party shall give sufficient notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in order to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Nothing in this Section 6.5 shall require (i) any Party to furnish copies of its respective filing under the HSR Act to the other Parties, (ii) any Party to provide any confidential information contained in any other filing under applicable Competition Laws, or (iii) Seller or the Company to provide access to, or disclose any information to, Buyer or any of its Affiliates if such access or disclosure, in the good faith reasonable belief of the Seller, (x) would cause significant competitive harm to the Company if the Transaction is not consummated, (y) would result in the waiver of any legal privilege, or (z) would be in violation of applicable Laws or the provisions of any agreement to which the Company is a party.
Section 6.6    Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Transaction to the financial community, government agencies, employees, customers, suppliers or the general public shall be mutually agreed upon in advance by the Seller and Buyer; provided, however, that following the date hereof, Buyer, the Seller and each of their respective Affiliates will be entitled to make any communication with their respective Affiliates and their respective and proposed investors and existing or potential funding sources; provided, further, that each Party may make any such announcement which it in good faith believes, based on advice of its outside counsel, is required by Law, in which case the Party required to make the release or announcement shall allow Buyer or the Seller (as the case may be) reasonable time to comment on such release or announcement in advance of its issuance and such announcing Party shall make the changes to any such announcement as the commenting Party reasonably requests. Notwithstanding the foregoing, (a) each Party shall use its reasonable efforts to consult with the other Parties prior to any such announcement (other than to its respective attorneys, accountants and other professional advisors) to the extent practicable, and shall in any event promptly provide the other Parties with copies of any such announcement; (b) no announcement or communication to the employees, customers or suppliers of any Group Company shall be issued or made by Buyer prior to the Closing without the explicit prior written approval of the Seller; and (c) the Seller and any Group Company may make any communication or announcement to any Group Company’s employees,

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customers or suppliers if the Seller determines in good faith that such communication or announcement is necessary or advisable.
Section 6.7    Assistance with Acquisition Financing.
(a)Solely as an accommodation to Buyer, and in light of and without limiting Buyer’s representations and warranties set forth in Section 5.8 above, during the period between the date of this Agreement and the earlier of (x) the Closing Date and (y) the date on which this Agreement terminates pursuant to Section 8.1 below, the Seller shall, and shall cause the Group Companies to, use its and their commercially reasonable efforts to, at Buyer’s sole expense and upon Buyer’s prior written request, reasonably cooperate and assist Buyer as may be reasonably requested in connection with arranging and consummating any third-party debt financing as Parent may deem appropriate to fund a portion of the Purchase Price (the “Debt Financing”); provided, however, that such requested cooperation and assistance shall not reasonably be expected to interfere in more than a de minimis manner with the ongoing conduct of the business of the Group Companies in the Ordinary Course. For the avoidance of doubt, any failure or alleged failure of the Seller, the Group Companies to provide the cooperation or assistance as contemplated by this Section 6.7 will not constitute a failure to satisfy the condition set forth in Section 7.2(a)(iii) below. At the reasonable request of Buyer, the Company shall, and shall cause the Company Subsidiaries to, use their respective commercially reasonable efforts to:
(i)execute and deliver any customary guarantee documentation, pledge and security documents, other definitive financing documents, or other certificates, instruments or documents as may be reasonably requested by Buyer and otherwise using commercially reasonable efforts to facilitate the pledging of and perfection of security interests in collateral;
(ii)deliver to Buyer at least three (3) Business Days prior to the Closing Date all documentation and other information reasonably required under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) and including, if the Company or any of its Subsidiaries qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate that has been reasonably requested in writing by the parties (the “Financing Sources”) identified in the debt commitment letter, dated as of the date hereof (the “Debt Commitment Letter”) relating to the Debt Financing at least ten (10) Business Days prior to the Closing Date;
(iii)take reasonable corporate, limited liability company, partnership or other similar actions in connections with the Debt Financing, subject to and only effective upon the occurrence of the Closing, as reasonably requested by Buyer; and
(iv)provide lien releases, terminations, drafts of the Pay-Off Letters and notices as may be required pursuant to Section 2.5(b) and giving (by the date required under the agreements governing such indebtedness) any necessary notices (including conditional notices of prepayment and redemption), to allow for the prepayment, redemption,

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payoff, satisfaction, discharge and termination in full at the Closing of all indebtedness and related liens required by this Agreement to be repaid on the Closing Date.
(b)Buyer acknowledges and agrees that (i) prior to the Closing, the Group Companies shall not have any responsibility for, or incur any fees, expenses or liability to any Person under or in connection with, any financing that Buyer may raise or seek to raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.7, (ii) Buyer shall indemnify and hold harmless the Group Companies from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing Buyer elects to seek and any information utilized in connection therewith, (iii) the pre-Closing directors, members, managers and general partners of the Group Companies shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (iv) none of the Group Companies shall be required to execute or deliver any definitive documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing that are effective prior to the Closing, (v) none of the Group Companies shall be required to take any corporate or similar actions authorizing the consummation of the Debt Financing that is not contingent upon the Closing or would not be effective prior to the Closing and (vi) nothing herein shall require the provision of any information in any other format or otherwise to manipulate or reconfigure any data regarding its business, in each case, from the format and data produced in the ordinary course regarding its business.
(c)Buyer acknowledges and agrees that, notwithstanding the Company’s obligations under this Section 6.7, neither the obtaining of the Debt Financing, nor the completion of any issuance of debt contemplated by the Debt Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement, irrespective and independently of the availability of the Debt Financing, subject to the satisfaction of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3. All non-public or otherwise confidential information obtained by Buyer pursuant to this Section 6.7, or otherwise, in connection with the Debt Financing, will be kept confidential in accordance with the Confidentiality Agreement. The Company’s obligations under this Section 6.7 are the sole obligations of the Company with respect to the Debt Financing and no other provision of this Agreement will be deemed to expand or modify such obligation.
(d)The Company hereby consents to the use of the Company’s and the Group Companies’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Group Companies or the reputation or goodwill of the Company or any of the Group Companies and its or their marks.
Section 6.8    Employee Benefits.
(a)From and after the Closing Date, Buyer shall, or shall cause the Group Companies to, for a period of one (1) year following the Closing Date, provide to each

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employee of the Group Companies compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium / geographic differential pay), employee benefits (including severance benefits and 401(k)), location of employment and a position of employment that are, in each case, no less favorable than those provided to other comparable employees of Buyer and its Affiliates. Prior to the Closing Date, the Seller shall cause the Group Companies to terminate, effective as of immediately prior to the Closing the HydrochemPSC 401k Plan; provided, however, that such termination shall not impose any Liability on the Seller or any of its Affiliates and Buyer shall indemnify, defend and hold harmless the Seller, and each of its Affiliates, with respect to any Liability incurred or alleged by any Person as a result of such termination; provided, further, that neither such termination, nor any of the consequences thereof, shall be taken into account in connection with the determination of the Estimated Net Working Capital, the Net Working Capital or any other adjustment of the Purchase Price.
(b)Buyer shall, or shall cause the Group Companies following the Closing Date to, honor (i) all unused vacation, holiday, paid time off, sickness and personal days accrued by the employees of the Group Companies under the policies and practices of the Group Companies, and (ii) all Contracts related to employment in accordance with their respective terms. For all purposes (including purposes of eligibility, vesting and benefit accrual) under the employee benefit plans of Buyer and its Affiliates providing benefits to any employees of the Group Companies after the Closing Date (the “Buyer Plans”), each employee of the Group Companies shall be credited with his or her years of service with the Group Companies and its predecessors before the Closing Date, to the same extent as such employee of the Group Companies was entitled before the Closing Date, to credit for such service under any similar Employee Benefit Plan in which such employee participated or was eligible to participate immediately prior to the Closing Date; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or the accrual of benefits under a defined benefit pension plan with respect to such employee. In addition, and without limiting the generality of the foregoing, (i) each employee of the Group Companies shall be immediately eligible to participate without any waiting time, in any and all Buyer Plans to the extent coverage under such Buyer Plans is comparable to any Employee Benefit Plan in which the employee participated immediately before the Closing Date and (ii) Buyer shall cause (A) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by an employee (or covered dependent thereof) under any Employee Benefit Plan, and (B) any covered expenses incurred by any employee (or covered dependent thereof) under any Employee Benefit Plan to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any applicable Buyer Plan.
(c)This Section 6.8 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Nothing contained in this Section 6.8, express or implied, shall be construed to establish, amend or modify any Employee Benefit Plan. The Parties acknowledge and agree that

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the terms set forth in this Section 6.8 shall not create any right in any employee of the Group Companies or any other Person to any continued employment with the Group Companies, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 6.9    Indemnification of Directors and Officers.
(a)After the Closing Date through the sixth anniversary of the Closing Date, Buyer shall, and shall cause the Group Companies to jointly and severally, indemnify and hold harmless each present (as of immediately prior to the Closing Date) or former officer, director, manager or employee of the Group Companies, the Seller, or any other Group Company (the “D&O Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer, director, manager or employee of a Group Company or the Seller or (ii) matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Law; provided, that no D&O Indemnified Person may settle any such claim without the prior approval of Buyer, unless such approval is unreasonably withheld or delayed. Each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from Buyer or a Group Company within ten (10) Business Days of receipt by Buyer or a Group Company from the D&O Indemnified Person of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, to the extent required by Law, to repay such advances if it is ultimately determined as a matter of Law that such Person is not entitled to indemnification.
(b)Buyer agrees that all rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of, each D&O Indemnified Person provided for in the Group Companies’ Organizational Documents or otherwise in effect as of the date hereof shall continue in full force and effect after the Closing Date through the sixth anniversary of the Closing Date. During such period, Buyer shall not, nor shall it permit any Group Company to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person unless such modification is required by Law.
(c)The Company shall, for the benefit of each D&O Indemnified Person covered by the officers’ and directors’ liability insurance policies held by or for the benefit of the Company or the Seller in effect on the date of this Agreement (the “Current Policies”), cause coverage to be extended, effective immediately after the Closing, under the Current Policies by obtaining, at Buyer’s sole expense, a “tail” policy (the “Tail Policy”) from an insurer with a Standard & Poor’s rating of at least “A” under the Current Policies, which (i) has an effective term of six (6) years from the Closing, (ii) covers each Person currently covered by the Current Policies for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable than those of the Current Policies. From and after the

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Closing, Buyer shall cause the Tail Policy to remain in full force and effect and shall not cause or permit any of its Affiliates to amend, waive, modify or otherwise alter the terms thereunder. From and after the Closing, the Company shall, and Buyer shall cause the Company to, timely submit any and all claims that may be covered by the Tail Policy.
(d)Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any D&O Indemnified Person on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.9 (without regard to any such time limit) shall continue in effect until the final disposition of such claim, action, proceeding or investigation.
(e)In the event that Buyer or, after the Closing Date, any Group Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Buyer or the Group Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.9.
(f)This Section 6.9 shall survive the Closing, is intended to benefit the Group Companies and the D&O Indemnified Persons and shall be binding on all successors and assigns of each Group Company. Each D&O Indemnified Person is an express third party beneficiary of this Section 6.9 and shall have the right to enforce the covenants and agreements set forth in this Section 6.9.
Section 6.10    Post-Closing Covenants of the Group Companies. From and after the Closing Date, Buyer agrees to cause the Group Companies to perform their obligations under this Agreement.
Section 6.11    Tax Matters.
(a)Buyer Covenant. To the extent it could affect Net Working Capital, Closing Indebtedness, Seller Expenses or otherwise affect the Purchase Price, Buyer shall not, nor shall it permit or cause any of its Affiliates or the Group Companies to, (i) file any amended Tax Return (or re-file any Tax Return) of any of the Group Companies with respect to any Pre-Closing Tax Period, (ii) make or initiate any voluntary contact with any taxing authority with respect to any of the Group Companies with respect to any Pre-Closing Tax Return or Taxes with respect to any period ending on or before the Closing Date, (iii) file a Tax Return for any of the Group Companies with respect to a Pre-Closing Tax Period in any jurisdiction in which no such Tax Return had previously been filed, (iv) make or change any Tax election (including, subject to the next sentence, an election under Code Section 338 or Section 336) or accounting method or practice with respect to, or that has retroactive effect to, a Pre-Closing Tax Period with respect to the any of the Group Companies, or (v) on the Closing Date, take any action outside the Ordinary Course of Business with respect to any of the Group Companies after the Closing. Notwithstanding the previous sentence, Buyer shall be entitled, in its sole discretion,

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to make, after the Closing, an election under Code Section 338(g) with respect to the Group Companies in connection with the purchase and sale of the Stock, provided that, for the avoidance of doubt, (A) Buyer and the Group Companies are responsible and liable for, and neither the Seller nor any of its Affiliates after the Closing shall have any responsibility or Liability for, any Taxes of the Group Companies with respect to any Pre-Closing Tax Period (the sole economic effect of such Taxes on the Seller and its Affiliates other than the Group Companies, pursuant to agreement between the parties, being through the determinations of Net Working Capital, Closing Indebtedness and Seller Expenses), including any Taxes arising out of or relating to such Code Section 338(g) election, and (B) no effect of a Code Section 338(g) election shall be included in Net Working Capital, Closing Indebtedness, Seller Expenses or otherwise affect Purchase Price.
(b)Mitigation/Cooperation. The Parties agree to use commercially reasonable efforts to obtain any certificate or other document from any Person or take such other action as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to a taxable period or portion thereof ending on or before the Closing Date. Buyer and the Seller shall, and shall each cause their respective Affiliates and representatives to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.
(c)Transfer Taxes. Each of Buyer and the Seller shall be responsible for fifty percent (50%) of any Transfer Taxes arising directly from the purchase and sale of the Stock (the Parties acknowledging that the Seller’s responsibility for its portion thereof has been accomplished via the Seller Expenses). Buyer shall file all Tax Returns and other documentation related thereto, and shall pay all amounts as and when due thereunder.
(d)Tax Returns for Pre-Closing Periods.
(i)The Parties acknowledge and agree that, for U.S. federal income Tax purposes, (x) the taxable year of the Company (and its consolidated group members) will end on the Closing Date and (y) the Company and its consolidated group members that are classified as U.S. corporations for Tax purposes will become members of the consolidated group of which Buyer is the common parent beginning on the day after the Closing Date.
(ii)For the avoidance of doubt, (A) the Seller shall cause the Group Companies to prepare and file all Tax Returns related to the Group Companies due (taking into account any extension of a required filing date) on or prior to the Closing Date; and (B) Buyer shall cause the Group Companies to prepare and file all Tax Returns related to the Group Companies first due after the Closing Date (taking into account any extension of a required filing date).

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Section 6.12    WARN. After the Closing, neither Buyer nor any of the Group Companies shall implement any mass layoffs, employee layoffs, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Seller or any Affiliate thereof under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law. For any employee layoff or similar event affecting the employees of any of the Group Companies, Buyer shall cause the Group Companies to provide any required notice under the WARN Act or any similar Law, and to otherwise comply with any such Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar Law).
Section 6.13    R&W Insurance Policy. Buyer shall not obtain a representations and warranties insurance policy or similar insurance policy related to this Agreement, the Seller, or any of the Group Companies unless it contains a waiver by the insurer of any indemnification, contribution, subrogation or other rights to pursue any claim (except in the case of a claim of Fraud, as such term is defined in this Agreement) against the Seller, any of its Affiliates (including any Nonparty Affiliates) or Representatives or any of their respective successors and assigns (including rights of the Seller to enforce such a waiver) which has been reviewed and approved in writing by the Seller in its sole and absolute discretion.
Section 6.14    280G Vote. Prior to the Closing Date, the Seller shall use its commercially reasonable efforts to take all actions necessary to (a) secure from each “disqualified individual” (within the meaning of Code Section 280G) who has a right to any payments and/or benefits or potential right to any payments and/or benefits under any Employee Benefit Plan or otherwise that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) a waiver, subject to the approval described in clause (b), of such Person’s rights to such parachute payments (the “Waived 280G Benefits”) and (b) solicit the approval of the relevant security holders entitled to vote of the Waived 280G Benefits, to the extent necessary to comply with the shareholder vote requirements contained in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder (the “280G Shareholder Vote”). In connection with the foregoing, Buyer shall, no later than seven (7) Business Days prior to the Closing Date, provide the Seller with all information and documents (or applicable portions or summaries thereof in form reasonably acceptable to the Seller) necessary to allow the Seller to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Buyer or any of its Affiliates (“Buyer Payments”), together with all other payments and benefits that any disqualified individual may be entitled to receive or retain that are treated as being “contingent” (within the meaning of Code Section 280G) on the Transaction, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code. Prior to the Closing Date, the Seller shall deliver to Buyer evidence that a vote of the relevant security holders entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.14 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. If the 280G Shareholder Vote fails to achieve the requisite approval in respect of any disqualified individual, the Seller shall

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provide to Buyer the name of such disqualified individual(s) and amounts waived, and no amount so waived shall be paid to any such disqualified individual. For the avoidance of doubt, (i) none of the Seller, any Group Company or any of their respective Affiliates shall be in breach or violation of this Section 6.14 if it cannot obtain a parachute payment waiver from one or more disqualified individuals and (ii) no specific outcome of the 280G Shareholder Vote is required or is otherwise a condition to the consummation of the Transaction. Notwithstanding anything to the contrary in this Section 6.14 or otherwise in this Agreement, to the extent Buyer has provided misinformation, or Buyer’s omission of information has resulted in misinformation, with respect to any Buyer Payments, there shall be no breach of the representation contained in Section 4.14(e) or the covenant contained herein but only to the extent caused by such omission or misinformation.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Mutual Conditions. The respective obligations of each Party to consummate the Transaction shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:
(a)No Injunction. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Transaction may not be consummated as herein provided, which, if violated, would have a Material Adverse Effect.
(b)Competition Laws. (i) The filings of Buyer and the Seller under the HSR Act shall have been made and the waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and (ii) any waiting period or comparable period under any other Competition Laws that must be terminated or expire for the Transaction to be consummated in compliance with applicable Law shall have been so terminated or shall have so expired unless, in the case of either (i) or (ii), the failure to so comply would not have a Material Adverse Effect.
Section 7.2    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transaction shall be subject to the fulfillment prior to or at the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer in its sole and absolute discretion to the extent permitted by applicable Law:
(a)Representations and Warranties; Covenants. (i) All Company Fundamental Representations and Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), (ii) all other representations and warranties (disregarding the qualifications using the word “material” or “Material Adverse Effect” and words of similar import therein) made by the Seller in Article III and by the Company in Article

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IV of this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates has not had a Material Adverse Effect, and (iii) each of the Company and the Seller shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement prior to or at the Closing, except, in this case of this clause (iii), where the failure to so perform or comply has not had a Material Adverse Effect.
(b)Closing Deliveries. Prior to or at the Closing, the Seller shall have delivered the following documents:
(i)a certificate of an executive officer of the Group Companies, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a) have been satisfied;
(ii)certificates and/or assignments properly endorsed by the Seller to Buyer evidencing the transfer of the Stock;
(iii)a certificate in the form and substance required under Treasury Section 1.1445-2 of the Treasury Regulations;
(iv)evidence that the Management Agreement has been terminated; and
(v)a copy of the Escrow Agreement, duly executed by Seller.
(c)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date a Material Adverse Effect.
(d)Deemed Satisfaction of Certain Conditions. Notwithstanding anything to the contrary contained herein, if (i) the Closing has not occurred (A) as of November 3, 2021 or (B) between September 12, 2021 and October 2, 2021, and (ii) the conditions set forth in Section 7.2(a) and Section 7.2(c) have been satisfied as of such date, then the conditions set forth in Section 7.2(a), Section 7.2(b)(i) and Section 7.2(c) shall (solely, in the case of Section 7.2(a)(iii) (and in the case of Section 7.2(b)(i), solely to the extent relating to Section 7.2(a)(iii)), for the purposes of this Section 7.2 and Section 8.2(a)) be deemed to have been irrevocably satisfied as of, and for all periods following and at all times following, such date.
Section 7.3    Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing

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of each of the following conditions, any and all of which may be waived in whole or in part by the Seller in its sole and absolute discretion to the extent permitted by applicable Law:
(a)Representations and Warranties; Covenants. (i) All Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), (ii) all other representations and warranties (disregarding the qualifications using the word “material” or “Material Adverse Effect” and words of similar import therein) made by Buyer in Article V of this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates has not had a material adverse effect on the ability of Buyer to perform its obligations hereunder, and (iii) Buyer shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by Buyer under the terms of this Agreement prior to or at the Closing, except, in this case of this clause (iii), where the failure to so perform or comply has not had a material and adverse effect on the ability of Buyer to consummate the Transaction.
(b)Closing Deliveries. Prior to or at the Closing, Buyer shall have delivered the following:
(i)a certificate of an executive officer of Buyer, dated the Closing Date, to the effect that the condition specified in Section 7.3(a) has been satisfied;
(ii)a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(iii)the amounts in cash to be delivered by Buyer on the Closing Date pursuant to Section 2.5.
Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1    Termination. Prior to the Closing, this Agreement may be terminated and the Transaction may be abandoned as follows and in no other manner:
(a)at the election of Buyer on or after 5:00 p.m., Eastern time on August 3, 2022 (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date, unless extended by written agreement of the Parties; provided, however,

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that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available if Buyer’s breach of any provision of this Agreement is the proximate cause of the failure of the Transaction to be consummated by such time;
(b)at the election of the Seller on or after the Outside Date if the Closing shall not have occurred by the close of business on such date, unless extended by written agreement of the Parties; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available if the Seller’s breach of any provision of this Agreement is the proximate cause of the failure of the Transaction to be consummated by such time;
(c)by mutual written consent of the Seller and Buyer;
(d)by the Seller (i) if all of the conditions to Closing set forth in both Section 7.1 and Section 7.2 have been satisfied or waived (other than those to be satisfied at the Closing), (ii) the Seller has sent written notice to Buyer confirming that Seller stands ready, willing and able to consummate the Transaction, and (iii) Buyer fails to consummate the Transaction on the next Business Day which satisfies the requirements for the Closing Date set forth in Section 2.3 and which shall occur following delivery of such notice;
(e)by Buyer, upon a material breach of any covenant or agreement required to be performed prior to the Closing by the Seller or the Company set forth in this Agreement, or if any representation or warranty of the Seller in Article III or the Company in Article IV of this Agreement shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) would not be satisfied (any such breach or occurrence, a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Seller or the Company, Buyer may terminate this Agreement under this Section 8.1(e) only if such Terminating Company Breach has not been cured by the Seller or the Company prior to the earlier of (i) thirty (30) days after receipt by the Seller and the Company of written notice from Buyer of such Terminating Company Breach and (ii) four (4) Business Days prior to the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Buyer if Buyer is in material breach of any of its covenants, agreements, representations or warranties set forth in this Agreement;
(f)by the Seller, upon a material breach of any covenant or agreement required to be performed prior to the Closing by Buyer set forth in this Agreement, or if any representation or warranty of Buyer in Article V of this Agreement shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) would not be satisfied (any such breach or occurrence, a “Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer, the Seller may terminate this Agreement under this Section 8.1(f) only if such Terminating Buyer Breach has not been cured by Buyer prior to the earlier of (i) thirty (30) days after receipt by Buyer of written notice from the Seller of such Terminating Buyer Breach and (ii) four (4) Business Days prior to the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Seller if the Seller is in material breach of any of its covenants, agreements, representations or warranties set forth in this Agreement; or

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(g)by the Seller or Buyer if there shall be in effect a final, nonappealable order restraining, enjoining or otherwise prohibiting the consummation of the Transaction, it being agreed that the Parties shall promptly appeal any adverse determination which is not nonappealable and pursue such appeal with reasonable diligence; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to any Party whose breach of any provision of this Agreement results in or causes such order or other action or such Party has violated, or is in material breach of, any of its covenants, agreements, representations or warranties set forth in this Agreement.
Section 8.2    Effect of Termination.
(a)If this Agreement is validly terminated pursuant to any of Sections 8.1(a), 8.1(b), or 8.1(g), in each case because of a failure to satisfy (x) the condition set forth in Section 7.1(a) based on or related to any Competition Law or (y) Section 7.1(b), and all other conditions to Closing have by then been satisfied (including, by virtue of Section 7.2(d), deemed satisfied) or waived (other than those to be satisfied at the Closing if the Closing were to have occurred), then Buyer shall pay to the Seller, within three (3) Business Days after such termination, by wire transfer of immediately available funds to an account designated by the Seller, a termination fee (the “Termination Fee”) in an amount equal to Fifty Million Dollars ($50,000,000). Upon payment of the Termination Fee, Buyer shall have no further obligations under, and Seller shall have no further remedies of any nature against Buyer relating in any way to, any of the covenants contained in, Section 6.5. Buyer acknowledges that the agreements contained in this subsection (a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Seller and the Company would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay any portion of the Termination Fee pursuant to this section, Buyer shall also pay any costs and expenses incurred by the Seller in connection with any legal action to enforce this Agreement that results in a judgment against Buyer, together with interest on the amount of any unpaid Termination Fee, cost or expense at the publicly announced prime rate of interest of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.
(b)Except as set forth in subsection (a) above, if this Agreement is validly terminated pursuant to Section 8.1 hereof, all rights and obligations of the Parties shall terminate and no Party shall have any liability to the other Parties, except (i) for obligations of the Parties in Section 6.2(b) (Access and Information), Section 6.6 (Public Announcements), Section 8.2 (Effect of Termination), Section 10.4 (Expenses), Section 10.5 (Governing Law; Forum), Section 10.9 (Entire Agreement), Section 10.11 (Specific Performance) and Section 10.16 (Waiver of Jury Trial) and (ii) no such termination will relieve the Seller or Buyer from any liability for damages, losses, costs or expenses (including reasonable legal fees and expenses) resulting from any material breach of this Agreement prior to the date of such termination.
(c)The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and shall be automatically extended until such date that is two (2) years following the date of termination of this Agreement and nothing in this

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Section 8.2 shall be construed to discharge or relieve the Seller, Buyer or any other party to the Confidentiality Agreement of its obligations thereunder.
ARTICLE IX
NON-SURVIVAL; ACKNOWLEDGMENT AND RELEASE
Section 9.1    Non-Survival. Neither any of the representations and warranties contained in this Agreement or in any certificate or other document delivered in connection with this Agreement, nor any of the covenants and agreements that are required to be performed by any Person prior to the Closing contained in this Agreement or in any certificate or other document delivered in connection with this Agreement, shall survive the Closing, and following the Closing, no claims (whether in contract, in tort, in law or in equity, or granted by statute) may be made against any Person with respect to any of the foregoing except that such claims with respect to Fraud may be made against a Party with respect to any of its representations or warranties. The covenants and agreements of any of the Seller, the Company and Buyer that are required to be performed after the Closing according to their explicit terms shall survive the Closing in accordance with their respective terms.
Section 9.2    Acknowledgment and Release.
(a)Effective as of the Closing, except with respect to the obligations set forth in the last sentence of Section 9.1, Buyer on behalf of itself and each of its Subsidiaries and Affiliates, including after the Closing, the Group Companies, and each of its and their current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Seller, its Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, attorneys, financial advisors, lenders, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether known or unknown, whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement. Buyer, on behalf of itself and its Affiliates (which, following the Closing, includes the Company and the other Group Companies), expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Buyer, on behalf of itself and its Affiliates (which, following the Closing, includes the Group Companies), understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its Affiliates, of unknown claims. Notwithstanding the foregoing, the provisions of this Section 9.2(a), including the release provided herein, shall not apply to claims against the Seller where the Seller is finally adjudicated to have committed Fraud.

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(b)Buyer acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that the agreements contained in this Section 9.2 are an integral part of the Transaction and that, without the agreements set forth in this Section 9.2, the Seller would not enter into this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1    Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to any other Party shall be in writing and shall be delivered personally, by overnight courier service or by electronic mail (and shall be deemed given when, (a) delivered if delivered by hand, (b) one Business Day after deposited with an overnight courier service if delivered by overnight courier, or (c) upon sending of electronic mail if either (i) the sending Party receives electronic confirmation of a read receipt, or (ii) the sending Party sends a copy of such notice to the receiving Party on the same day via overnight courier), as follows:

If to Buyer or, after the Closing Date, the Group Companies:

Clean Harbors, Inc. 42 Longwater Drive P.O. Box 9149 Norwell, MA 02061-9149 Facsimile: XXXXX E-mail: XXXXX Attention: Brian Weber and Michael McDonald, Esq.

with a copy to (which shall not constitute notice):

Davis, Malm & D’Agostine, P.C. One Boston Place, 37th Floor Boston MA 02108 Attention: C. Michael Malm and Daniel T. Janis Email: XXXXX

If to the Seller or, prior to the Closing Date, the Group Companies:

LJ Energy Services Holdings, LLC c/o Littlejohn & Co. LLC Attention: Mr. Michael Kaplan and Mr. Brian Michaud Email: XXXXX

with a copy to (which shall not constitute notice):

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Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103 Attention: James Epstein and Daniel McDonough Email: XXXXX

or to such other address as any Party shall notify the other Parties (as provided above) from time to time.
Section     10.2     Exhibits and Schedules. All Exhibits and schedules hereto (including the Disclosure Schedules), as well as the documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
Section     10.3    Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
Section 10.4    Expenses. Regardless of whether the Transaction is consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the Transaction. Buyer understands and acknowledges that all out-of-pocket fees and expenses incurred or to be incurred by the Seller and the Group Companies in connection with the Transaction (including the Seller Expenses) will be paid by the Group Companies in cash at or prior to the Closing, excluding, for the avoidance of doubt, any premiums for the Tail Policy, all fees and expenses of the Escrow Agent and any Competition Filing Fees shall be paid for and borne solely by Buyer. Notwithstanding the forgoing, all Transfer Taxes shall be paid by the Parties in accordance with Section 6.11(c).
Section 10.5    Governing Law; Forum. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. With respect to any action or claim arising out of or relating to the Transaction or any document or instrument delivered in connection therewith, the Parties hereby expressly and irrevocably (a) agree and consent to be subject to the exclusive jurisdiction of the United States District Court located in the State of Delaware (and in the absence of Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of

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the state courts located in the State of Delaware), (b) agree not to bring any action related to any Transaction or any document or instrument delivered in connection therewith in any other court (except to enforce the judgment of such courts), (c) agree not to object to venue in such courts or to claim that such forum is inconvenient and (d) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10.1. Final judgment by such courts shall be conclusive and may be enforced in any manner permitted by applicable Law. Notwithstanding anything herein to the contrary, each of the parties hereto (on behalf of themselves and their respective Affiliates and, in the case of the Company, the Group Companies) agrees that (i) any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source Party that is in any way related to this Agreement, the Transaction or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, Debt Commitment Letter or any definitive financing documents, shall be governed by, and construed in accordance with, the laws of the State of New York and (ii) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source Parties in any way relating to this Agreement, the Debt Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appellate courts thereof), and that the provisions of Section 10.16 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.
Section 10.6    Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, that Buyer may assign its rights and obligations under this Agreement and any of the provisions hereof to a Subsidiary of Buyer that is, directly or indirectly, wholly-owned by Buyer, so long as, notwithstanding any such assignment, Buyer remains primarily responsible for all of the obligations of Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Sections 1.1, 6.9, 10.14 and 10.15 hereof, this Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement

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or any provision of this Agreement; provided that the Financing Source Parties are intended third-party beneficiaries of, and may enforce, Sections 10.5, 10.13, 10.14, 10.16 and 10.18.
Section 10.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto shall re-execute original forms thereof and deliver them to all other Parties.
Section 10.8    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
Section 10.9    Entire Agreement. This Agreement, including the Exhibits, Schedules and Disclosure Schedules attached hereto and the Confidentiality Agreement, the Clean Team Agreement and the Escrow Agreement constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.
Section 10.10    No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party. As a consequence, the Parties do not intend that the presumptions of any Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.
Section 10.11    Specific Performance.
(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that any breach of this Agreement would not be adequately compensated by monetary damages. The Parties acknowledge and agree that in the event of any breach or threatened breach by the Seller or the Company, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller and/or the Company, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being

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required. The pursuit of specific enforcement by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time.
(b)Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Party bringing such action may unilaterally extend, as applicable, the Outside Date (notwithstanding the termination provisions of Section 8.1), so long as the Party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.
(c)Each Party agrees that it will not oppose the granting of, or raise any objections to the availability of, an injunction, specific performance or other equitable relief. In no event shall the exercise of the Seller’s right to seek specific performance pursuant to this Section 10.11 reduce, restrict or otherwise limit the Seller’s or Buyer’s right to terminate this Agreement pursuant to Section 8.1 or pursue all applicable remedies at law, including seeking money damages. Each of the Parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate or appropriate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
(d)The Parties further agree that (i) by seeking the remedies provided for in this Section 10.11, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.11 prior or as a condition to exercising any termination right under Article VIII (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.11 or anything set forth in this Section 10.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 10.12    Failure or Indulgence not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single Party or Parties exercise of any such right preclude any other or further

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exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 10.13    Amendments. This Agreement (including the provisions of this Section 10.13) may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained in this Agreement, Sections 10.5, 10.13, 10.14, 10.16 and 10.18 may not be amended or modified in whole or in part in a manner adverse to any Financing Source Party without the written consent of the Financing Sources.
Section 10.14    Non-Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement or the Clean Team Agreement, each signatory to this Agreement on behalf of themselves and their respective Subsidiaries and Affiliates agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor, debt financing sources or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement or the Clean Team Agreement), and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement or the Clean Team Agreement, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

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Section 10.15    No Conflict; Protected Material.
(a)Troutman Pepper Hamilton Sanders LLP (“Counsel”) has been engaged to provide advice to the Company and the Seller (“Clients”) concerning the acquisition of the Company by Buyer (“Acquisition Engagement”). The Seller and the Company shall be considered clients of Counsel in the Acquisition Engagement. All communications between the Seller (or any if its Affiliates) or the Company and Counsel in the course of the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to the Seller and not the Company. Accordingly, Buyer shall not have access to any such communications, or to Counsel’s files relating to the Acquisition Engagement, whether or not the Closing has occurred. Upon and after the Closing, (i) the Seller and Counsel shall be the sole holders of the attorney-client and work product privileges with respect to the Acquisition Engagement; (ii) only Seller shall hold rights to the files of Counsel concerning the Acquisition Engagement; and (iii) Counsel shall have no duty whatsoever to reveal or disclose any attorney-client communications or files to the Company or Buyer. In addition, Buyer and the Company agree that it would be impractical to remove all communications in the course of the Acquisition Engagement and all communications in the course of all prior Company Engagements from the records (including e-mails and other electronic files) of the Company and the Company’s Subsidiaries. Accordingly, neither Buyer nor the Company will, and Buyer will cause each of its Affiliates (including, after the Closing, the Company and the Company’s Subsidiaries) not to, use any such communications remaining in the records of the Company and any Subsidiary of the Company after the Closing in a manner that may be adverse to the Seller or its Affiliates.
(b)The Parties acknowledge the commonality of interest between the Company and the Seller in view of the fact that the Seller holds the Stock. Accordingly, each of Buyer and the Company agrees that the principles that apply to the Acquisition Engagement regarding client confidences, attorney-client communications, attorney-client and work product privileges, client files and disclosures shall also apply to all engagements of Counsel by the Company or any of the Company’s Subsidiaries (each, a “Company Engagement” and collectively, the “Company Engagements”) which commenced prior to the Closing. Thus, notwithstanding that the Company is or was a client in prior Company Engagements, beginning from and after the Closing, (i) all communications in the course of all prior Company Engagements shall be deemed to be attorney-client confidences that belong solely to the Seller and not any other Person; (ii) Buyer shall not have access to any such communications, or to the Counsel files relating to any prior Company Engagement; (iii) the Seller shall be the sole holder of the attorney-client privilege with respect to each prior Company Engagement; (iv) only the Seller shall hold rights to the Counsel files concerning prior Company Engagements; and (v) Counsel shall have no duty whatsoever to reveal or disclose any such communications or files to the Company, any Affiliate of the Company, or Buyer.
(c)After Closing, Counsel shall be permitted to represent the Seller, or any of its agents or Affiliates, in connection with any matter, including any negotiation, transaction or dispute (litigation, arbitration or other adversary proceeding) with Buyer, any of the Group Companies (including the Company) or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any other

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matter, whether or not such matter is substantially related to any Company Engagement or to the Acquisition Engagement.
(d)Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Counsel, including with respect to any Company Engagements, unless Counsel is specifically engaged in writing by the Company to represent the Company after Closing and either such engagement involves no conflict of interest with respect to the Seller or the Seller consents in writing to such engagement. Any such representation of the Company by Counsel after the Closing shall not affect the other provisions set forth above. For example, even if Counsel is engaged to represent the Company after the Closing, Counsel shall be permitted simultaneously to represent the Seller or any of its Affiliates in any matter. Furthermore, Counsel shall be permitted to withdraw from any Company Engagement(s) in order to be able to represent or continue to represent the Seller, even if such withdrawal causes any Group Company or Buyer additional legal expense, delay or prejudice. The Company and Buyer consent to these arrangements, waive any actual or potential conflict of interest that may be involved in connection with any representation by Counsel, and agree not to challenge, preclude or otherwise move to disqualify Counsel in connection with any such representation.
(e)The provisions above are for the benefit of the Seller and Counsel, and such Persons are intended third-party beneficiaries of these provisions. These provisions shall be irrevocable, and no term may be amended, waived or modified, without the prior written consent of the Seller and Counsel.
Section 10.16    WAIVER OF JURY TRIAL. ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES, EACH SIGNATORY TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTION, OR ANY DEALINGS BETWEEN ANY OF THE SIGNATORIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTION, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING CONTEMPLATED THEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THIS AGREEMENT, ANY OF THE TRANSACTION OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTION.
Section 10.17    Disclosure Generally. The Disclosure Schedules are arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement,

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and the applicable matter, document, item or other information disclosed in any numbered or lettered part of the Disclosure Schedules shall be deemed to relate to, qualify and constitute exceptions to the particular representation, warranty or covenant set forth in the corresponding numbered or lettered section of this Agreement, and shall be deemed to relate to, qualify, and constitute exceptions to, any other representation, warranty or covenant set forth in this Agreement to the extent (a) such matter, document, item or information is cross referenced in a Disclosure Schedule applicable to such other representation, warranty or schedule, or (b) it is reasonably apparent from the face of the disclosure that the disclosure contained in such parts contains information regarding the subject matter of such other representation, warranty or covenant contained herein. No matter, document, item or other information disclosed on any Disclosure Schedule shall be deemed to constitute any additional representation, warranty, covenant or agreement or to expand the scope or effect of any representation, warranty, covenant or agreement of any Party to this Agreement, except to the extent expressly contemplated in this Agreement. Inclusion of any matter, document, item or other information in any part of the Disclosure Schedules shall not be deemed or construed as an admission that such information (i) represents a material exception or fact, event, or circumstance, (ii) constitutes, or is reasonably likely to or could result in, a Material Adverse Effect or is material to the Company, (iii) constitutes or is an admission of liability, or (iv) is required by this Agreement to be referenced or disclosed. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References to any document contained in any Disclosure Schedule are not intended to summarize or describe such document, but rather are for convenience only and reference is made to such document for a full explanation thereof.
Section 10.18    Limitation on Liability; Waiver of Claims. Notwithstanding anything to the contrary contained herein, the Seller and the Company (on behalf of themselves, each of their respective Affiliates and the Group Companies) hereby waives any rights or claims against any Financing Source Party in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Seller and the Company (on behalf of themselves, their respective Affiliates and the Group Companies) agrees not to commence any action or proceeding against any Financing Source Party in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by or on behalf of the Company, the Seller, their respective Affiliates or any Group Company in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Financing Source Party to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source Party shall have any liability for any claims or damages to the Company and the Group Companies in connection with

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this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or the transactions contemplated hereby or thereby.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

BUYER:	CLEAN HARBORS, INC.

By: /s/ Michael Battles
Name: Michael Battles
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stock Purchase Agreement]
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IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

SELLER:	LJ ENERGY SERVICES HOLDINGS LLC

By: /s/ E. Bradford Clark
Name: E. Bradford Clark
Title: President and Chief Executive Officer

COMPANY:	LJ ENERGY SERVICES INTERMEDIATE HOLDING CORP.

By: /s/ E. Bradford Clark
Name: E. Bradford Clark
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]
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Exhibit A

NET WORKING CAPITAL EXAMPLE
A-1
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Exhibit B

ESCROW AGREEMENT

B-1
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